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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

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Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 12, 2005

The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at The Roper Performing Arts Center, 340 Granby Street, Norfolk, Virginia, on Thursday, May 12, 2005, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	Election of four directors to the class whose term will expire in 2008.

2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as auditors.

3.	Approval of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended, as more fully set forth in the accompanying Proxy Statement.

4.	Approval of the Norfolk Southern Corporation Executive Management Incentive Plan, as amended, as more fully set forth in the accompany Proxy Statement.

5.	Transaction of such other business as properly may come before the meeting.

Stockholders of record at the close of business on March 7, 2005, will be entitled to vote at the meeting.

By order of the Board of Directors,
DEZORA M. MARTIN,
Corporate Secretary.

Dated: March 17, 2005

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope—or to vote by telephone or Internet, as more particularly described on the enclosed proxy materials.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510-2191

March 17, 2005

PROXY STATEMENT

On March 17, 2005, we expect to begin mailing to you and other stockholders the proxy card, this proxy statement and the Corporation’s Annual Report and its Form 10-K Report (the Annual Report and Form 10-K Report together, hereinafter, “annual report”) for 2004, which contain important financial and narrative information. This Proxy Statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 12, 2005 (“2005 Annual Meeting”). Only stockholders of record on March 7, 2005, are entitled to vote at the 2005 Annual Meeting. As of January 31, 2005, the Corporation had issued and outstanding 422,729,334 shares of Common Stock, of which 401,822,209 shares were entitled to one vote per share.

As a convenience to you, you may vote by telephone or Internet. The enclosed proxy card describes how to use these services. Or, you may continue to vote by mail; if you properly mark, sign and date the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

Any stockholder of record may revoke a signed and returned proxy card (or a proxy given by telephone or Internet) at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Corporation; (b) delivering a subsequent proxy by any means; or (c) attending the 2005 Annual Meeting and voting in person.

If shares are held for you in street name as the beneficial owner through a broker, bank or other nominee, you may vote your shares by submitting voting instructions to your broker or nominee. Please refer to the voting instruction card included with these materials by your broker or nominee.

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy card serves as a voting instruction for the trustee of each Plan, Vanguard Fiduciary Trust Company. If you do not return your proxy card by May 9, 2005, the trustee will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective Plan.

The cost of soliciting these proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Corporation may solicit proxies by telephone, telegram, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. The Corporation has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an approximate cost of $10,000 plus reasonable out-of-pocket expenses.

In accordance with Rule 14a-3(e)(1) promulgated by the Securities and Exchange Commission (“SEC”), multiple beneficial stockholders sharing an address may receive a single annual report and proxy statement, unless the intermediary or the Corporation has received contrary instructions from one or more of the stockholders. Upon oral or written request, the Corporation will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the annual report for 2004, or if you wish to receive a separate annual report or proxy statement in the future, you may contact: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510 (telephone 757-629-2680).

The Corporation does not currently plan to deliver a single annual report or proxy statement to multiple record stockholders sharing an address, however intermediaries may choose to do so. If that procedure is used for stockholders of record at a shared address, you may use the above contact to request delivery of a single document.

CONFIDENTIALITY

We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $7,200 plus out-of-pocket expenses to tabulate all proxies and ballots cast at the 2005 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

Members of the Board of Directors and employees of the Corporation do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

FOR WHICH YOUR PROXY IS SOUGHT

1.	ELECTION OF DIRECTORS

At the 2005 Annual Meeting, the terms of four directors will expire: those of Gerald L. Baliles, Gene R. Carter, Charles W. Moorman, IV, and J. Paul Reason. At its meeting held on January 25, 2005, the Board of Directors amended the Bylaws of the Corporation to increase the number of directors from 10 to 11 and elected Charles W. Moorman, IV, to fill the resulting vacancy. Under Virginia law, the term of a director elected by the Board to fill a vacancy expires at the next stockholders’ meeting at which directors are elected.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Messrs. Baliles, Carter, Moorman and Reason as directors for three-year terms that expire in 2008.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2005 Annual Meeting were selected, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

Vote Required to Elect a Director:    Under Virginia law and under the Corporation’s Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to vote in the election. Shares voted to withhold authority or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

Nominees—for terms expiring in 2008

Gerald L. Baliles

Mr. Baliles, 64, Richmond, Va., has been a director since 1990. He has been a partner since 1990 in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices in Singapore; Brussels, Belgium; Bangkok, Thailand; London, England; and Hong Kong, China.

(See information under the “Certain Relationships and Related Transactions” caption on page 33.)

Gene R. Carter	Mr. Carter, 65, Alexandria, Va., has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development, one of the world’s largest international education associations, since March 2000, and previously was Executive Director of that organization.

Nominees—for terms expiring in 2008

Charles W. Moorman, IV	Mr. Moorman, 53, Virginia Beach, Va., has been a director since January 25, 2005. He has been President of the Corporation since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004.

J. Paul Reason	Admiral Reason, 63, Norfolk, Va., has been a director since 2002. He has been President and Chief Operating Officer of Metro Machine Corporation, an employee-owned ship repair company, since 2000. He is a retired four-star Admiral and former Commander-in-Chief of the U.S. Atlantic Fleet. He is also a director of AMGEN, Inc., and Wal-Mart Stores, Inc.

Continuing Directors—those whose terms expire in 2006

David R. Goode	Mr. Goode, 64, Norfolk, Va., has been a director since 1992. He has been Chairman and Chief Executive Officer of the Corporation since October 2004, having previously been Chairman, President and Chief Executive Officer since 1992. He is also a director of Norfolk Southern Railway Company, Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and Texas Instruments Incorporated.

Steven F. Leer	Mr. Leer, 52, St. Louis, Mo., has been a director since 1999. He has been President and Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992. He is also a director of Arch Coal, Inc.

Continuing Directors—those whose terms expire in 2006

Harold W. Pote	Mr. Pote, 58, New York, N.Y., has been a director since 1988. He has been Vice Chairman, Retail Financial Services of JPMorgan Chase & Co. since September 2004, having previously been Regional Banking Group Executive of J. P. Morgan Chase & Co., and prior thereto Managing Director for the Chase Manhattan Bank.

Continuing Directors—those whose terms expire in 2007

Alston D. Correll	Mr. Correll, 63, Atlanta, Ga., has been a director since 2000. He has been Chairman and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, since 1993 and President from 1991 to 2002. He is also a director of SunTrust Banks, Inc., SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and Mirant Company.

Landon Hilliard

Mr. Hilliard, 65, New York, N.Y., has been a director since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens-Corning Corporation, Western World Insurance Group, Inc. and Russell Reynolds Associates, Inc.

(See information under the “Certain Relationships and Related Transactions” caption on page 33.)

Burton M. Joyce	Mr. Joyce, 63, Penhook, Va., has been a director since 2003. He has been a director and Chairman of the Board of Directors of IPSCO, a leading steel producer, since 2000, having previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. He is also a director of Terra Nitrogen Company LP.

Continuing Directors—those whose terms expire in 2007

Jane Margaret O’Brien	Ms. O’Brien, 51, St. Mary’s City, Md., has been a director since 1994. She has been President of St. Mary’s College of Maryland since 1996.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on January 24, 2005, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent registered public accounting firm, to audit the books, records and accounts of the Corporation for the year ending December 31, 2005. This firm has acted as auditors for the Corporation (and for one of its predecessor companies, Norfolk and Western Railway Company) since 1969.

The Audit Committee requires that management obtain the prior approval of the Committee for all audit and permissible non-audit services to be provided by KPMG. The Committee considers and approves at each January meeting anticipated audit and permissible non-audit services to be provided by KPMG during the year and estimated fees. The Committee considers and pre-approves additional audit and permissible non-audit services and fees as needed at each meeting. The Committee has delegated authority to the Chair of the Audit Committee to pre-approve audit and permissible non-audit services between meetings of the Committee, provided that the Chair reports any such pre-approval to the Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate rules of the Securities and Exchange Commission or impair the independence of KPMG. All services rendered by KPMG to the Corporation in 2004 were pre-approved in accordance with these procedures.

For the years ended December 31, 2004, and December 31, 2003, KPMG has billed the Corporation for the following services:

	2004	2003
Audit Fees[1]	$2,462,000	$1,446,000
Audit-Related Fees[2]	245,000	228,900
Tax Fees[3]	95,000	289,190
All Other Fees[4]	0	36,526

1Audit Fees include fees for professional services performed by KPMG for the audit of the annual financial statements for the Corporation and its subsidiaries, the audit of Conrail, the review of financial statements included in the Company’s 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements and, for 2004, the audit of internal control over financial reporting.

2Audit-Related Fees principally include fees for audit-related tax services, employee benefit plan audits, audits of subsidiaries and affiliates, agreed upon procedures related to the receivables securitization program and, for 2003, the examination of management’s assumption on internal controls over financial reporting.

3Tax Fees consist principally of general tax advice pertaining to customary business matters and, for 2003, assistance with IRS interest claims.

4For 2003, All Other Fees consist principally of information technology projects and executive tax services.

The Audit Committee of the Board of Directors has considered and concluded that the provision of services other than audit services by KPMG is compatible with maintaining KPMG’s independence.

Representatives of KPMG are expected to be present at the 2005 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that shareholders vote for the proposal to ratify the selection of KPMG as the Corporation’s independent registered public accounting firm for the year ending December 31, 2005, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment:    Under Virginia law and under the Corporation’s Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

3.	STOCKHOLDER APPROVAL OF LONG-TERM INCENTIVE PLAN, AS AMENDED (“AMENDED LTIP”)

Subject to stockholder approval at this meeting, the Board of Directors (“Board”) at its meeting on January 25, 2005, adopted certain amendments to the Norfolk Southern Corporation Long-Term Incentive Plan (“Amended LTIP”), as more fully described herein. Additional information is included under Equity Compensation Plan Information on page 38 of this Proxy Statement.

A copy of the Amended LTIP has been filed on the EDGAR database of the Securities and Exchange Commission (“SEC”) as an appendix to this Proxy Statement. The EDGAR filing can be accessed at www.sec.gov or on the Corporation’s web site, www.nscorp.com in the “Investors” section under “SEC Filings.” In addition, stockholders who wish to request a paper copy of the Amended LTIP may contact: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510 (telephone 757-629-2680). The summary of the Amended LTIP set forth below describes only the material features of the plan. The Amended LTIP is available to stockholders, as noted above, and stockholders should reference the plan document as needed for other plan provisions and to clarify any part of this summary. Capitalized terms, if any, used in the summary have the meanings attributed to them in the Amended LTIP.

Purpose of LTIP and Certain Recent Amendments Thereto

Established on June 28, 1983, and last approved by the stockholders at their Annual Meeting on May 10, 2001, the Norfolk Southern Corporation Long-Term Incentive Plan (“LTIP”) was adopted to promote the success of the Corporation by providing an opportunity for officers and other key employees to acquire an ownership interest in the Corporation. On May 10, 2001, stockholders approved an amended plan which included the reservation for issuance of 30,000,000 shares of the Corporation’s authorized but unissued Common Stock, with no more than 6 million of such additional shares to be awarded as Restricted Shares or Performance Shares. The market value of all shares underlying Awards (including shares available to support all future and outstanding Awards under LTIP) totaled $1,818,736,411.80, based on the closing price of Norfolk Southern Common Stock on December 31, 2004. Additional information about LTIP is provided in the Joint Committee Report Concerning the 2004 Compensation of Certain Executive Officers, beginning on page 42 of this Proxy Statement, and under Equity Compensation Plan Information, beginning on page 38 of this Proxy Statement.

LTIP was last amended on January 25, 2005, subject to stockholder approval at this meeting, primarily (1) to increase to 8.5 million the limit on shares currently available for issuance as Restricted Shares and Performance Shares and to extend the increased limit to Restricted Stock Unit Shares (stockholders are not being asked to increase the total number of shares available for issuance under the Amended LTIP); (2) to provide participants with the opportunity for “performance-based” compensation, as defined in Code Section 162(m) of the Internal Revenue Code (“Code”) and applicable regulations thereunder; (3) to provide an expanded list of Performance Criteria from which the Compensation Committee may select in order to establish Performance Goals for certain Awards; (4) to provide for the award of Restricted Stock Units, settled in cash or shares of Common Stock; (5) to provide for the award of Stock Appreciation Rights on a stand alone basis to be settled in cash or shares of Common Stock; (6) to permit the Compensation Committee in its discretion to impose performance goals on the amount of Restricted Shares or Restricted Stock Units earned or to set a performance goal for early termination of the Restriction Period upon achievement of the specified goal; (7) to increase the minimum Restriction Period for Restricted Shares and Restricted Stock Units from two to three years; (8) to permit the Compensation Committee in its discretion to impose non-compete covenants or Share Retention Agreements on certain Awards and provide for tax absorption payments on Awards; and (9) to provide certain other revisions as described in this summary.

(1)    Shares of the Corporation’s Common Stock Available For Issuance under the Amended LTIP

Amended LTIP provides for the grant of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (settled in cash or in shares of Common Stock as Exercise Gain Shares), Restricted Shares, Restricted Stock Units (settled in cash or in shares of Common Stock as Restricted

Stock Unit Shares), and Performance Share Units (settled in cash or in shares of Common Stock as Performance Shares).

Under LTIP, as last approved by stockholders at their 2001 Annual Meeting, a total of 13,854,425 shares of the Corporation’s authorized but unissued Common Stock remained available for future grants to officers and to key employees, of which 2,638,378 shares remained available to be awarded as Restricted Shares or Performance Shares, as of December 31, 2004. Under the Amended LTIP, no additional shares are authorized for issuance, but not more than 8.5 million of the shares remaining available for issuance on the date of stockholder approval can be awarded as Restricted Shares, Performance Shares or Restricted Stock Unit Shares. Stock Appreciation Rights to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Amended LTIP, regardless of the number of shares issued upon settlement of the Stock Appreciation Right. Cash payments for Restricted Stock Units, Stock Appreciation Rights, and Performance Share Units, if any, will not be applied against the maximum number of shares available. Any shares of Common Stock subject to an Option, Restricted Stock Unit, or Performance Share Unit which are not issued prior to the expiration of the related Award will again be available for award under the Amended LTIP. Any shares of Common Stock subject to a Stock Appreciation Right to be settled in shares of Common Stock will again be available for award under the Amended LTIP after expiration or forfeiture of an Award.

No participant under the Amended LTIP may be awarded a grant in any one year, which, when added to any other grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units and Performance Shares in the same year, shall exceed 1,500,000 shares of Common Stock.

(2)    Awards Qualify as Performance-Based Compensation

Code Section 162(m) may limit in any given year the Corporation’s right to deduct all or a portion of the incentive compensation paid to the top five “Covered Employees,” as defined in Code Section 162(m). However, “performance-based” compensation, as defined in Code Section 162(m), is not subject to the limitation on deductibility. Stockholder approval of the Amended LTIP is intended to assure that the plan can provide participants with “performance-based” compensation, fully deductible under current tax laws rules and regulations, but the Corporation reserves the right to pay compensation under the Amended LTIP that does not qualify as “performance-based” compensation as circumstances may warrant.

(3)	Performance Criteria Applicable to Performance Share Units, Restricted Shares and Restricted Stock Units

For Performance Share Units and, if applicable, Restricted Shares and/or Restricted Stock Units, the Committee must select from among the following Performance Criteria or any combination thereof, applied on a corporate, division or department level, set the Performance Goals and assign selected Performance Criteria Weighting Percentages to each selected criterion or combination thereof:

Earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; total shareholder return measures; and safety measures.

The Committee will determine the length of the Performance Period and/or Restriction Period, if applicable, over which the selected Performance Goals apply and the percentage of each Performance Share Unit, Restricted Share and/or Restricted Stock Unit grant, if applicable, that will be earned at specific predetermined levels of achievement within each performance criterion.

For Restricted Shares and Restricted Stock Units, the Committee will determine whether a Participant’s entitlement to such award is subject to achievement of specified Performance Goal(s) and whether the Restriction Period is subject to early termination upon achievement of a specified Performance Goal(s). If an award of Restricted Shares or Restricted Stock Units is subject to the achievement of Performance Goals, or if the Restriction Period is subject to early termination upon achievement of Performance Goals, then the Committee will select the Performance Criteria, Performance Goal and Performance Criteria Weighting Percentage to be imposed over the Restriction Period or applied to accelerate the Restriction Period, as applicable.

For Performance Shares and for performance-based Restricted Shares and Restricted Stock Units, the Committee may review the individual performance of the chief executive officer and other Executive Officers and, in its discretion, reduce the number of shares or cash deliverable to such Executive Officer upon expiration of the Performance Period or Restriction Period by between 0% and 100%, based on the individual’s performance. For Restricted Shares and Restricted Stock Units not subject to the achievement of Performance Goals, the Committee may review the individual performance of the chief executive officer and other Executive Officers and, in its discretion, adjust the number of shares or cash deliverable to such Executive Officer upon expiration of the Restriction Period by between 0% and 125%, based on the individual’s performance. For all Participants who are not Executive Officers, the Corporation’s chief executive officer may review the individual performance of a Participant and, in his discretion, adjust the number of shares or cash deliverable for Performance Shares, Restricted Shares or Restricted Stock Units to such participant upon expiration of the Performance Period or Restriction Period by between 0% and 125%, based on the individual’s performance.

Summary of the Important Features of the Amended LTIP

Administration

The Amended LTIP can be administered by the Compensation Committee or any other committee of the Corporation’s Board of Directors authorized to grant awards under the Amended LTIP and composed solely of two or more outside directors (as defined under Code Section 162(m) and applicable regulations thereunder). The Committee has the sole discretion, except as may be delegated to the Corporation’s chief executive officer as provided in this paragraph, to interpret the Amended LTIP; to select the officers, key employees and non-employee directors who shall participate in the Amended LTIP; to determine the type, size, terms and conditions of Awards under the Amended LTIP; to authorize the grant of such Awards; and to adopt, amend and rescind rules relating to the Amended LTIP. The Committee in its sole discretion may delegate authority to the Corporation’s chief executive officer to select the officers and key employees who participate in the Amended LTIP (provided, however, that only the Committee shall grant Awards to the chief executive officer and Executive Officers); to determine the type, size, terms and conditions of Awards under the Amended LTIP; and to authorize the grant of such Awards.

Amended LTIP permits the Committee to authorize the exchange of a new Award for one that currently is outstanding only in the event of a merger or consolidation of the Corporation.

Eligibility

Officers and other key employees of the Corporation or its subsidiaries residing in the United States or Canada and non-employee directors of the Corporation are eligible for selection by the Committee to participate in the Amended LTIP. As of February 1, 2005, there were 9 non-employee directors, 14 officers designated as executive officers (“Executive Officers”) by the Corporation’s Board of Directors, and 331 officers (other than Executive Officers) and other key employees who would have been eligible for selection by the Committee to participate in the Amended LTIP.

Incentive Stock Options

The Committee may authorize the grant of Incentive Stock Options, as defined under Internal Revenue Code Section 422, as amended, which are subject to the following terms and conditions: (1) the option price per share will be determined by the Committee but will not, in any event, be less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted; (2) the terms of the Option will be fixed by the Committee but will not, in any event, exceed ten years from the date the Option is granted; (3) Options will not be transferable other than by will or the laws of descent and distribution; (4) Options will not be exercisable before one year after the date of grant, or such longer period as the Committee may determine; (5) the purchase price of Common Stock upon exercise of an Option will be paid in full to the Corporation at the time of the exercise of the Option in cash, or at the discretion of the Committee, by surrender to the Corporation of shares of previously acquired Common Stock which have been held by the Optionee for at least one year next preceding the date of exercise and which will be valued at Fair Market Value on the date of the Option exercise; and (6) an Option will expire upon the earliest of (i) the expiration of the term for which it was granted, (ii) except as otherwise provided by the Committee, 36 months after termination of an Optionee’s employment due to Retirement, Disability or death (for the years 1994 to the present, the Committee has provided for expiration under this provision to be the remainder of the term for which the Option originally was granted), (iii) the last day of active service of an Optionee whose employment is terminated for any reason other than Retirement, Disability or death, (iv) the last day of employment of an Optionee who is granted a leave of absence if the Optionee’s employment terminates at any time during or at the end of the leave of absence, or (v) in connection with the merger or consolidation of the Corporation, the grant of a new Award to replace the Option.

Non-qualified Stock Options

The Committee may authorize the grant of Non-qualified Stock Options subject to the same terms, conditions and restrictions previously set forth for Incentive Stock Options.

Stock Appreciation Rights

The Committee may grant a Stock Appreciation Right (“SAR”) in tandem with an Option, or portion thereof, or on a stand alone basis. If granted in connection with an Option, the SAR can be exercised at such times, to such extent, and by such persons as the Option to which it relates. If granted on a stand alone basis, the SAR can be exercised at such times, to such extent, and by such persons as shall be set forth in the SAR Agreement. The Committee may provide that the SAR will be settled in cash (“Cash-Settled SAR”) or in shares of the Corporation’s Common Stock (“Stock-Settled SAR”).

If granted in tandem with an Option, each Stock-Settled SAR will entitle the Optionee to surrender to the Corporation, unexercised, the related Option, or any portion thereof, and to receive in exchange therefore Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of one share of Common Stock exceeds the option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, being surrendered. If granted on a stand alone basis, each Stock-Settled SAR will entitle the Participant to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the date of exercise equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value of a share of Common Stock on the date of grant multiplied by the number of Stock-Settled SARs surrendered for settlement.

Upon exercise of a Cash-Settled SAR granted on a stand alone basis, a Participant shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value on the grant date multiplied by the number of Cash-Settled SARs surrendered. Upon exercise of a Cash-Settled SAR granted in tandem with an Option, a Participant shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Option price per share of the related option, multiplied by the number of shares covered by the related option, or portion thereof surrendered for settlement.

A SAR granted in connection with an Incentive Stock Option cannot, in any event, be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the option price per share under the related Incentive Stock Option. A SAR shall expire upon the expiration of the related Option or on the date set forth in the SAR Agreement.

Restricted Shares and Restricted Stock Units

The Committee may authorize the grant of Restricted Shares to a Participant. Under the Amended LTIP, such shares will be restricted for a period of not less than 36 months and not more than 60 months, as determined by the Committee. During the Restriction Period, a Participant will be entitled to beneficial ownership of the Restricted Shares, including the right to receive dividends and the right to vote the shares, but will not be entitled to certificates representing the Restricted Shares or to sell, transfer, assign, pledge or otherwise dispose of the shares.

Under the Amended LTIP, the Committee also may authorize the grant of Restricted Stock Units to a Participant, payable in cash or in shares of Common Stock (“Restricted Stock Unit Shares”) at the end of the Restriction Period. Such units will be restricted for a period of not less than 36 months and not more than 60 months, as determined by the Committee. During the Restriction Period, a Participant will have no beneficial ownership interest in the Common Stock represented by the Units and have no right to vote the shares represented by the Units or to receive dividends (except for dividend equivalent payments which may be awarded by the Committee).

Restricted Shares and Restricted Stock Units will be forfeited immediately if the Participant leaves the continuous employment of the Corporation before the end of the Restriction Period, unless such Participant’s employment is terminated by reason of Retirement, Disability or death. The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares and Restricted Stock Units awarded under the Amended LTIP.

Performance Shares

The Committee may authorize the grant of Performance Share Units (“PSUs”) which entitle the Participant to receive shares of Common Stock (Performance Shares) or cash or any combination of Performance Shares and cash, as may be determined from time to time in the sole discretion of the Committee, upon achievement of Performance Goals over the period of time designated by the Committee over which PSUs may be earned out (Performance Cycle). The Committee has the authority to select Performance Criteria, establish the Performance Goals for such criteria, to weight such criteria, and to determine the length of the Performance Period over which the selected Performance Goals shall apply (see “Performance Criteria Applicable to Performance Share Units, Restricted Shares and Restricted Stock Units” on page 9). If the Committee determines that such goals have been met, it will authorize the issuance of Performance Shares to the Participant subject to the provisions of any required Share Retention Agreement.

If a Participant’s employment with the Corporation or a Subsidiary Company is terminated before the end of the Performance Cycle for any reason other than Retirement, Disability or death, the Participant shall forfeit all rights with respect to any PSUs that were being earned out during the Performance Cycle.

Share Retention Agreements

The Committee may require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Participant and the Corporation enter into a Share Retention Agreement to provide that the certificate or certificates representing any Exercise Gain Shares, Performance Shares, Restricted Shares, or Restricted Stock Unit Shares when issued, will be held by the Corporation. Such shares generally cannot be sold, transferred, assigned, pledged, conveyed or otherwise disposed of by the Participant for not less than 24 nor more than 60 months. The Committee, in its sole discretion, may waive any or all retention periods or other restrictions in a Share Retention Agreement.

Any retention period specified by a Share Retention Agreement ceases upon a Change in Control. Generally, a Change in Control occurs if: (a) any person becomes the beneficial owner of 20% or more of the Corporation’s Common Stock, (b) the stockholders approve any consolidation or merger where the Corporation is not the surviving corporation or approve any sale or lease of substantially all the Corporation’s assets, or (c) within any period of two consecutive years a majority of the directors of the Corporation changes and the new directors were not elected or nominated by at least two thirds of the directors then in office who were directors at the beginning of such period. If the expiration of a Share Retention Agreement occasioned by a Change in Control, as more particularly defined in the Amended LTIP, results in the imposition of an excise tax on a Participant, the Corporation will pay the tax.

Dividend Equivalent Payments

The Committee may authorize, for any period that is equal to or less than the duration of the related grant of an Option, the immediate payment of dividend equivalents on one or more shares of Common Stock covered by the Option in an amount equal to, and commensurate with, dividends paid on the Corporation’s Common Stock. Additionally, the Committee may authorize the immediate or deferred payment of dividend equivalents on some or all of the shares of Common Stock covered by Performance Shares Units and Restricted Stock Units. At the discretion of the Committee, dividend equivalents payable on Options or on Performance Share Units may be payable in cash or Common Stock and dividend equivalents payable on Restricted Stock Units may be paid in cash or converted to additional Restricted Stock Units.

Tax Absorption Payments

The Committee, in its sole discretion, may authorize a cash payment at any time prior to or simultaneously with settlement or payment of an Award, either directly to the Participant or on the Participant’s behalf, in an amount the Committee estimates to be equal (after taking into account any Federal and state income taxes that may be applicable to such cash payment) to any additional Federal and state income taxes that are imposed upon the Participant as a result of the issuance of any Exercise Gain Shares, Performance Shares, Restricted Shares or Restricted Stock Unit Shares that are subject to a Share Retention Agreement.

Non-Compete Covenants

Under the Amended LTIP, the Committee may require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Award shall be subject to immediate forfeiture if the Participant engages in Competing Employment for a specified period of time following termination of employment.

Amendment or Termination

The Board of Directors may at any time further amend the Amended LTIP provided that no change in any Awards previously granted to a Participant can be made which would impair the rights of a Participant without that Participant’s consent and provided further that no alteration or amendment may be made without stockholder approval if such approval is necessary to comply with listing standards of the New York Stock Exchange, the requirements of any rule(s) promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable.

Tax Status

Under current Federal income tax laws, the principal Federal tax consequences to Participants and the Corporation of the grant and exercise of Incentive Stock Options and Non-qualified Stock Options, pursuant to the provisions of the Amended LTIP, are summarized below:

Incentive Stock Options.    No income results to an Optionee upon the grant or exercise of an Incentive Stock Option, provided that (1) there is no disqualifying disposition of option stock within one year after the transfer of such option stock to the Optionee; and (2) the Optionee is an employee of the Corporation or a Subsidiary Company at all times during the period commencing on the date of grant and ending on the date three months (or twelve months in the case of an Optionee who is totally and permanently disabled) prior to the date of exercise. In the event of a disposition of option stock following the expiration of one year after the transfer of such stock to the Optionee, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as long-term capital gain or loss. In the event of a disqualifying disposition of option stock prior to the expiration of the one year holding period, the Optionee will recognize ordinary income equal to the excess of the Fair Market Value of the option stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon the disqualifying disposition exceeds the Fair Market Value of the option stock at the time of exercise, the excess will be taxable as short-term capital gain. If the amount realized upon the disqualifying disposition is less than the option price, the Optionee will not recognize the ordinary income and will recognize a short-term capital loss equal to the excess of the option price over the amount realized.

No deduction is allowable to the Corporation or any Subsidiary Company upon the grant or exercise of an Incentive Stock Option. In the event that an Optionee recognizes ordinary income as a result of a disqualifying disposition of the option stock, the Corporation or a Subsidiary Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Optionee.

Non-qualified Stock Options.    No income is recognized upon the grant of a Non-qualified Stock Option to an Optionee. The Optionee recognizes ordinary income upon exercise of the Non-qualified Stock Option equal to the excess of the Fair Market Value of the option stock on the date of exercise over the option price.

The Corporation or a Subsidiary Company generally will be entitled to a deduction equal to the ordinary income recognized by the Participant in the same taxable year in which the Participant recognizes ordinary income with respect to Non-qualified Stock Options.

Awards

As grants under the Amended LTIP are made solely in the discretion of the Compensation Committee, and, if properly delegated, the chief executive officer, neither the grants that will be made if stockholder approval is obtained nor grants that would have been made during the preceding fiscal year had the Amended LTIP been in effect are reasonably ascertainable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NORFOLK SOUTHERN CORPORATION LONG-TERM INCENTIVE PLAN, AS AMENDED.

Vote Required for Approval of the Amended LTIP:    Under Virginia law, and under the Corporation’s Restated Articles of Incorporation and Bylaws, this proposal is approved, so long as a quorum for the proposal exists, if the votes cast favoring the action exceed the votes opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

4.	STOCKHOLDER APPROVAL OF NORFOLK SOUTHERN CORPORATION EXECUTIVE MANAGEMENT INCENTIVE PLAN, AS AMENDED (“AMENDED EMIP”)

Subject to stockholder approval at this meeting, the Board of Directors (“Board”) at its meeting on January 25, 2005, adopted certain amendments to the Norfolk Southern Corporation Executive Management Incentive Plan (“Amended EMIP”), as more fully described herein.

Purpose of EMIP and Certain Recent Amendments Thereto

Established on January 1, 1996, the Norfolk Southern Corporation Executive Management Incentive Plan (“EMIP”) was adopted to promote the success of the Corporation by providing an annual cash bonus opportunity to Board appointed officers with the rank of Vice President and above. On January 25, 2005, the Board approved the Amended EMIP, subject to stockholder approval at this meeting, primarily: (1) to provide an expanded list of performance criteria from which the Compensation Committee may select in order to establish performance goals for awards and (2) to qualify bonus payments under the Amended EMIP as “performance-based” compensation for purposes of Code Section 162(m).

(1)    Performance Criteria and Performance Goals

Under EMIP, the Compensation Committee (the “Committee”) annually established performance standards for two pre-established performance criteria for awards under EMIP: pre-tax net income and operating ratio. Under the Amended EMIP, the Committee has the authority to select from among the following performance criteria or any combination thereof:

Earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; total shareholder return measures; and safety measures.

Amended EMIP gives the Committee discretion to apply performance criteria on a corporate, division or department level and to assign weights to each selected performance criterion or any combination thereof. Amended EMIP also provides that the Committee may establish performance goals for the performance criteria it selects either solely with respect to the Corporation’s performance or by comparison to a published market or industry index.

(2) Section 162(m) Amendments

Code Section 162(m) may limit in any given year the Corporation’s right to deduct all or a portion of the incentive compensation paid to the top five “Covered Employees,” as defined in Code Section 162(m). However, “performance-based” compensation as defined in Code Section 162(m) is not subject to the limitation on deductibility. Stockholder approval of the Amended EMIP is intended to assure that the plan can provide participants with “performance-based” compensation, fully deductible under current tax laws and regulations.

(a) Cap on Awards to Any One Individual

For bonuses paid under the Amended EMIP to qualify as “performance-based” compensation, the Code requires that the plan specify the maximum bonus that may be awarded to any one Participant. Under the Amended EMIP the annual bonus paid to any one participant may not exceed 0.3% of the Corporation’s income from railway operations for the incentive year.

(b) Plan Administration

The Amended EMIP requires that the Committee authorized to administer and interpret the plan be comprised solely of two or more “outside directors,” as such term is defined in Code Section 162(m) and applicable regulations thereunder. For Awards under the Amended EMIP to qualify as “performance-based” compensation, the Committee authorized to select eligible officers for participation in the plan, select performance criteria and establish performance standards must be comprised solely of outside directors of the Corporation.

Summary of Important Features of the Amended EMIP

Administration

The Amended EMIP can be administered by the Compensation Committee, or any other committee of the Corporation’s Board of Directors authorized to grant awards under the plan and composed solely of two or more outside directors. The Committee has the sole discretion, subject to certain limitations, to interpret the Amended EMIP; to select eligible officers for participation; to determine the bonus levels under the Amended EMIP; to select performance criteria from the list specified in the plan and weigh the selected performance criteria; to set performance goals; and to adopt, amend and rescind rules relating to the Amended EMIP.

Eligibility

Board-elected officers at the level of Vice President and above are eligible to be selected by the Committee for participation in the plan. As of February 1, 2005, there were 37 Board-elected officers at the level of Vice President and above eligible to participate in the plan.

Establishment and Payment of Bonus Awards

Within the first ninety (90) days of an incentive year, the Committee establishes incentive groups and sets the bonus level for each incentive group. The bonus level is set as a percentage of a participant’s incentive-year salary. Each incentive year, the Committee selects one or more performance criteria and establishes performance goals for the selected criteria. At the end of each incentive year, the Committee certifies in writing the extent to which the established performance goals have been achieved for the incentive year and determines the Corporate Performance Factor based upon the Corporation’s performance with respect to that incentive year’s goals. A participant’s bonus is equal to the Corporate Performance Factor for the incentive year multiplied by the applicable bonus level and by his or her salary for the incentive year.

In determining the Corporate Performance Factor, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the Corporate Performance Factor will be excluded, and which would have the effect of increasing the Corporate Performance Factor will be included, unless the Committee in its discretion determines otherwise.

Participants may elect to defer all or a portion of awards under Amended EMIP, and such deferral elections must be made at least six months prior to the end of the incentive year if the awards are intended to qualify as “performance-based.” In accordance with the prior election of a participant, bonus payments either will be paid 100% in cash or will be credited in increments of 25% to the Corporation’s Executives’ Deferred Compensation Plan, with the remainder, if any, paid in cash to the participant on or before March 2 of the year following the incentive year.

Individual Performance Adjustments

EMIP currently provides that the Committee may review the performance of a participant and reduce his or her bonus payment by between 0% and 100%, based on performance. Amended EMIP continues to provide that the Committee may reduce the bonus payment of the top five Covered Employees between 0% and 100%, based on individual performance. For all other participants, the Amended EMIP provides that the chief executive officer may, at his discretion, increase or decrease the bonus award of any such participant between 0% and 125%.

Amendment or Termination

The Board of Directors may at any time further amend or terminate the Amended EMIP, provided that no such amendment or termination may deprive a participant or beneficiary of any rights previously accrued. No such termination may be effective for the incentive year in which the Board took the necessary action to terminate the Amended EMIP.

Benefits Under the Plan

While the Amended EMIP will be effective the date the plan is approved by shareholders, certain provisions such as the selection of performance criteria must be made within ninety (90) days of the beginning of an incentive year and, as a result, will not be used by the Committee until the 2006 incentive year. Incentive year awards for 2005 will be made based on bonus levels, performance criteria and performance goals established before Amended EMIP is effective. Since the Board will not set the officers’ 2006 base salaries until late 2005 and the Committee will not establish 2006 bonus opportunities, performance criteria and performance goals until early 2006, it is not possible to determine the dollar value of the incentive opportunity or the actual amount of incentive pay that will be available for the first full incentive year in which Amended EMIP is effective.

However, the Summary Compensation Table included in this Proxy Statement at page 34 indicates the amounts paid to Mr. Goode and the other four most highly compensated officers of the Corporation (the “Named Executive Officers”) based on 2004 incentive year results—a year in which the full amount of each such officer’s incentive opportunity was earned—and the table below sets forth the maximum amount each Named Executive Officer and all other persons currently eligible to participate in EMIP could earn for 2005, assuming full achievement during 2005 of the standards set by the Committee under the existing EMIP.

NEW PLAN BENEFITS* TABLE

Norfolk Southern Corporation

Executive Management Incentive Plan

indicates maximum benefits that could be earned

in 2005 under the existing EMIP

Name and Position	Dollar Amount**
D. R. Goode, Chairman and CEO	$2,000,000
C. W. Moorman, President	$975,000
L. I. Prillaman, Vice Chairman and CMO	$718,750
S. C. Tobias, Vice Chairman and COO	$718,750
H. C. Wolf, Vice Chairman and CFO	$718,750
All other Executive Officers*** as a group	$2,779,500
All other officers as a group	$4,365,000

*The benefits included in this table are not new benefits, rather they are the maximum benefits that may be paid to officers under the existing EMIP, whether or not the Amended EMIP is approved by stockholders.

**Dollar amounts are illustrative only and are based on participants’ 2005 base salaries and their related maximum cash incentive opportunities. There can be no assurance what amount of bonus award, if any, actually will be made.

***Includes officers, other than the officers listed individually in the table, who have been designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NORFOLK SOUTHERN EXECUTIVE MANAGEMENT INCENTIVE PLAN, AS AMENDED.

Vote Required for Approval of the Amended EMIP:    Under Virginia law, and under the Corporation’s Restated Articles of Incorporation and Bylaws, this proposal is approved, so long as a quorum for the proposal exists, if the votes cast favoring the action exceed the votes opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

5.	OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the 2005 Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. If any proposal is properly brought before the 2005 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote on such proposal in accordance with the judgment of the holders of such proxies.

SUPPLEMENTAL INFORMATION

Applicable rules of the SEC require that we furnish you the following information relating to the oversight and management of the Corporation and to certain matters concerning its Board of Directors and executive officers.

BENEFICIAL OWNERSHIP OF STOCK

Based solely upon information in the most recent Schedule 13G filings with the SEC, the following table sets forth information concerning the persons or groups known to the Corporation to be beneficial owners of more than five percent of the Corporation’s Common Stock, its only class of voting securities.

Title of Class	Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	AXA Financial, Inc.* 1290 Avenue of Americas New York, N.Y. 10104	31,035,002**	7.8%**

*Filing jointly pursuant to a joint filing agreement are (a) AXA Financial, Inc., (b) three French mutual insurance companies as a group (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle), (c) AXA and (d) their subsidiaries (all filers collectively called “AXA Group”).

**AXA Financial, Inc. reported in its Schedule 13G filing that AXA Group beneficially owned 7.8% of the Corporation’s Common Stock as of December 31, 2004, and that as of that date it had sole voting power with respect to 14,105,266 such shares, shared voting power with respect to 4,221,268 such shares, sole investment power with respect to 31,026,127 such shares and shared investment power with respect to 8,875 such shares.

The following table sets forth as of January 28, 2005, the beneficial ownership of the Corporation’s Common Stock for:

(1)	each director (including the Chief Executive Officer) and each nominee;

(2)	each of the other four most highly compensated officers, based on the sum of salary and incentive pay for 2004, from the group of officers designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”); and

(3)	all directors and Executive Officers of the Corporation as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation’s Common Stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of the Corporation’s Common Stock. All directors and Executive Officers as a group own 2.1% of the total outstanding shares of the Corporation’s Common Stock.

Name	Shares of Common Stock	Name	Shares of Common Stock
Gerald L. Baliles	3,000[1]	Charles W. Moorman, IV	410,483[3]
Gene R. Carter	3,150[1]	Jane Margaret O’Brien	3,000[1]
Alston D. Correll	8,000[1]	Harold W. Pote	4,721[1]
David R. Goode	3,491,530[2]	J. Paul Reason	3,150[1]
Landon Hilliard	11,000[1]	L. I. Prillaman	965,457[4]
Burton M. Joyce	5,000[1]	Stephen C. Tobias	1,100,000[5]
Steven F. Leer	4,200[1]	Henry C. Wolf	955,995[6]

23 Directors and Executive Officers as a group (including the persons named above)			9,376,927[7]

1Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was first elected to the Board thereafter. These grants are made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Board of Directors” caption on page 24). Also includes 1,573 shares over which Mr. Pote, 1,200 shares over which Mr. Leer, 100 shares over which Mr. Carter, and 100 shares over which Mr. Reason share voting and investment power with another individual. Includes 50 shares in which Mr. Carter disclaims beneficial ownership.

2Includes 13,090 shares credited to Mr. Goode’s account in the Corporation’s Thrift and Investment Plan; 77,429 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the shares are distributed;

2,780,000 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 258,000 restricted shares awarded to Mr. Goode pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the restriction period lapses; and 942 shares over which Mr. Goode shares voting and investment power.

3Includes 1,896 shares credited to Mr. Moorman’s account in the Corporation’s Thrift and Investment Plan; 8,907 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Moorman possesses voting power but has no investment power until the shares are distributed; 305,000 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days; 75,000 restricted shares awarded to Mr. Moorman pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Moorman possesses voting power but has no investment power until the restriction period lapses; and 80 shares over which Mr. Moorman shares voting and investment power.

4Includes 27,117 shares credited to Mr. Prillaman’s account in the Corporation’s Thrift and Investment Plan; 22,136 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 701,904 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 102,000 restricted shares awarded to Mr. Prillaman pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the restriction period lapses.

5Includes 17,143 shares credited to Mr. Tobias’ account in the Corporation’s Thrift and Investment Plan; 22,962 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 852,000 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; 102,000 restricted shares awarded to Mr. Tobias pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses; and 10,326 shares over which Mr. Tobias shares voting and investment power.

6Includes 12,860 shares credited to Mr. Wolf’s account in the Corporation’s Thrift and Investment Plan; 21,812 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 735,904 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 102,000 restricted shares awarded to Mr. Wolf pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the restriction period lapses.

7Includes 117,519 shares credited to Executive Officers’ individual accounts under the Corporation’s Thrift and Investment Plan. Also includes: 194,599 performance shares and option exercise gain shares held by the Corporation for such officers under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which the officer possesses voting power but has no investment power until the shares are distributed; 7,304,241 shares subject to stock options granted to Executive Officers pursuant to the Corporation’s Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 920,880 restricted shares awarded to Executive Officers pursuant to the Corporation’s Long-Term Incentive Plan over which they possess voting power but no investment power until the restriction period lapses; and 11,498 shares over which Executive Officers share voting and investment power. Also includes 1,006 shares in which Executive Officers disclaim beneficial ownership.

The following table sets forth as of January 28, 2005, the number of Stock Units held by each non-management director under the Outside Directors’ Deferred Stock Unit Program and NS Stock Units held by those non-management directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation into “phantom” units whose value is measured by the market value of shares of the Corporation’s Common Stock (together, “Stock Units”). A more detailed discussion of director compensation can be found beginning on page 26. A Stock Unit represents the economic equivalent of a share of Common Stock and serves to align the directors’ individual financial interests with the interests of the Corporation’s stockholders, since the value of the directors’ holdings fluctuates with the price of the Corporation’s Common Stock. Stock Units ultimately are settled in cash.

Name	Number of Stock Units[1]	Shares of Common Stock[2]	Total Number of Stock Units and Shares of Common Stock
Gerald L. Baliles	34,970	3,000	37,970
Gene R. Carter	34,941	3,150	38,091
Alston D. Correll	33,969	8,000	41,969
Landon Hilliard	32,929	11,000	43,929
Burton M. Joyce	11,246	5,000	16,246
Steven F. Leer	37,483	4,200	41,683
Jane Margaret O’Brien	36,027	3,000	39,027
Harold W. Pote	40,586	4,721	45,307
J. Paul Reason	16,330	3,150	19,480

1Includes (a) the grant in each of the years 1996 through 2005 of Stock Units to each non-employee director and (b) the crediting, effective June 1, 1996, of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego. Stock Units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Corporation’s Outside Directors’ Deferred Stock Unit Program (see information under the “Board of Directors” caption on page 24. Where applicable, also includes NS Stock Units credited to the accounts of directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation into “phantom” units whose value is measured by the market value of shares of the Corporation’s Common Stock, but which ultimately will be settled in cash, not in shares of Common Stock. NS Stock Units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

2Figures in this column are based on the Beneficial Ownership table, on page 21.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of the Corporation’s stock to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. One amended Form 4 for an executive officer, Henry D. Light, was not timely filed in 2004 due to an administrative error. A Form 4 filed in December 2003 to report the exercise of a stock option by Mr. Light failed to report the associated cash payment of dividend equivalents accumulated as deferred stock units pursuant to that option. The error was corrected in an amended Form 4 in 2004. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms concerning 2004 beneficial ownership, other than the above, were filed on time by all directors and Executive Officers.

BOARD OF DIRECTORS

Composition and Attendance

On January 31, 2005, the Board of Directors of the Corporation consisted of eleven members. The Board is divided into three classes. The members of each class are elected for a term of three years, and at the conclusion of this year’s Annual Meeting each class, provided its members are duly elected, will contain as nearly as possible an equal number of directors, as required by the Corporation’s Restated Articles of Incorporation. The Board met seven times in 2004. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines which, among other matters, require that the non-management members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Chair of the Governance and Nominating Committee, currently Mr. Hilliard, has been designated to preside at such meetings of the outside directors. A method for contacting the outside directors of the Corporation is described in the Corporate Governance Guidelines, located on the Corporation’s website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders. It is the expectation of the Board that each director will make every effort to attend the Annual Meeting of Stockholders. All of the Corporation’s then current directors attended the 2004 Annual Meeting of Stockholders.

The Board has approved and adopted charters for each of its committees. In addition, the Board has adopted a Code of Ethics that applies to all directors, officers and employees of the Corporation and a Code of Ethical Conduct for Senior Financial Officers that applies to certain financial officers. Each of these documents is available on the Corporation’s web site at www.nscorp.com in the

“Investors” section under “Corporate Governance.” Any shareholder may request a copy of the Corporate Governance Guidelines, Code of Ethics, or Code of Ethical Conduct for Senior Financial Officers by contacting: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510 (telephone 757-629-2680).

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board makes such determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. An individual director is “independent,” unless the Board determines otherwise, if, during the last three years, none of the following relationships has existed between the Corporation and such director:

•	the director is an employee, or an immediate family member of the director is an Executive Officer, of the Corporation or any of its consolidated subsidiaries;

•	the director or an immediate family member of the director receives more than $100,000 in direct compensation from the Corporation or any of its consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•	the director is affiliated with or employed by, or an immediate family member of the director is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation or any of its consolidated subsidiaries;

•	the director or an immediate family member is employed as an executive officer of another company where one of the Corporation’s Executive Officers serves as a director and sits on that company’s compensation committee;

•	the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Corporation or any of its consolidated subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from the Corporation, any of its consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time.

The Board has determined that all current directors (including nominees) other than Mr. Goode and Mr. Moorman satisfy the above categorical standards and qualify as independent directors of the Corporation. Mr. Goode serves as Chairman and Chief Executive Officer of the Corporation and Mr. Moorman serves as President of the Corporation and therefore neither is an independent director.

Retirement Policy

Under the Corporation’s Governance Guidelines, a director must retire effective the date of the annual meeting that next follows the date of that director’s 72nd birthday; if a director’s 72nd birthday coincides with the date of the annual meeting, that director retires effective that date.

Compensation

Retainer and Fees:    In 2004, each member of the Board of Directors, other than Mr. Goode, received an annual retainer for services of $32,000 and a quarterly fee of $9,000 for serving on at least two committees, plus expenses in connection with attendance at such meetings. Mr. Goode and Mr. Moorman receive no compensation for Board service.

Directors’ Deferred Fee Plan:    A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred prior to January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited for amounts deferred prior to January 1, 2001, (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS Stock Units and various mutual funds as crediting indices. NS Stock Units are “phantom” units whose value is measured by the market value of shares of the Corporation’s Common Stock, but the units ultimately will be settled in cash, not in shares of Common Stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10, or 15 years. During 2004, eight directors participated in the Directors’ Deferred Fee Plan.

The Corporation’s commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect the Corporation’s ability to recover the cost of providing the benefits payable under this Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Plan.

Directors’ Restricted Stock Plan:    Each non-employee director receives a grant of 3,000 shares of Restricted Stock upon election to the Board. Restricted Stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires.

Outside Directors’ Deferred Stock Unit Program:    Each non-employee director was granted 4,000 Stock Units effective January 28, 2005. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive.

Stock Units in each director’s memorandum account are credited with dividends as paid on the Corporation’s Common Stock, and the amount credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Corporation’s Common Stock on the dividend payment date.

Upon leaving the Board, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director), an amount determined by reference to the mean of the high and low trading prices of the Corporation’s Common Stock on specified dates. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices of the Corporation’s Common Stock on the last business day of the month following the director’s cessation of service. The amount of installment payments is determined annually by reference to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Corporation’s Common Stock.

Directors’ Charitable Award Program:    Each director is entitled to nominate one or more tax-exempt institutions to receive up to $500,000 (payable by the Corporation in five equal annual installments following the director’s death). Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid by the Corporation to the Norfolk Southern Foundation in the director’s name following the director’s death.

The Directors’ Charitable Award Program supports, in part, the Corporation’s long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Amounts the Norfolk Southern Foundation receives under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation’s activities.

Committees

Each year, not later than at its Organization Meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members of committees. In May 2004, the Board appointed members to the Executive Committee, the Governance and Nominating Committee, the Finance Committee, the Audit Committee, the Compensation Committee, and the Performance-Based Compensation Committee. Effective January 1, 2005, the Board dissolved the Performance-Based Compensation Committee and adopted changes to committee duties, charters and composition. Committee charters are available on the Corporation’s website, www.nscorp.com, in the “Investors” section under “Corporate Governance.” The charters of each of the committees require that the committee evaluate its performance at least annually, considering such issues as the effectiveness of the committee, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate.

The Executive Committee met three times in 2004; at year-end, its members were David R. Goode, Chair, Gerald L. Baliles, Gene R. Carter, Landon Hilliard and Jane Margaret O’Brien. Harold W. Pote became a member and Chair of the Committee effective January 1, 2005. This Committee:

•	when the Board is not in session and except as otherwise provided by law, has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend upon the Common Stock of the Corporation at the rate of the quarterly dividend most recently declared by the Board.

All actions taken by the Committee are reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board.

The Executive Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Governance and Nominating Committee met five times in 2004; at year-end its members were Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll, Steven F. Leer and Harold W. Pote (appointed May 2004). All members of the Governance and Nominating Committee are independent (see “Director Independence” on page 25). During 2004, this Committee:

•	recommended to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy occurring in the Board;

•	recommended to the Board qualified individuals to be elected as officers of the Corporation;

•	recommended the adoption of and any amendments to Corporate Governance Guidelines for the Corporation; and

•	monitored corporate governance trends and practices and made recommendations to the Board concerning corporate governance issues.

Effective January 1, 2005, the Board revised the duties of the Governance and Nominating Committee to include three new responsibilities. Effective January 1, 2005, this Committee also:

•	oversees the Corporation’s charitable giving;

•	monitors the Corporation’s relations with stockholders; and

•	monitors legislative developments relevant to the Corporation and oversees efforts to affect legislation and other public policy.

The Governance and Nominating Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a shareholder, director, member of management or consultant retained for that purpose, and recommends nominees to the Board. The Committee reviews the current biography of the potential candidate and additional information provided by the individual or group which recommended the candidate for consideration. The Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Committee’s judgment, will best serve the long-term interests of all shareholders. In the judgment of the Committee and the Board, all nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with the image and reputation of the Corporation;

•	have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to the Corporation;

•	be able to represent all shareholders of the Corporation in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as such term is defined in regulations of the Securities and Exchange Commission.

The Corporation paid a fee to a third-party director search firm retained by the Governance and Nominating Committee during 2004 to identify, evaluate and recommend potential candidates for election to the Board of Directors.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Any such recommendation should include biographical information on the candidate including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience, a description of any relationship between the candidate and the recommending shareholder, a statement requesting that the Board consider nominating the individual for election as a director, written consent of the proposed candidate to being named as a nominee and proof of the recommending shareholder’s stock ownership. Recommendations must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219. So that the Committee will have adequate time to consider all candidates, shareholder recommendations must be received no later than

November 17, 2005, in order to be considered for nomination for election at the 2006 Annual Meeting of Stockholders. As an alternative to recommending a candidate for the Committee’s consideration, a shareholder may directly nominate an individual for election as director. Unless required by regulations of the Securities and Exchange Commission, shareholder nominees will not appear in the Corporation’s proxy statement or on the proxy card for the annual meeting. Shareholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on the Corporation’s website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

The Finance Committee met six times in 2004; at year-end, its members were Gerald L. Baliles, Chair, Alston D. Correll, Steven F. Leer and J. Paul Reason. George D. Johnson was a member of the Committee until May 13, 2004. Landon Hilliard became a member of the Committee effective January 1, 2005. This Committee:

•	develops guidelines and oversees implementation of policies concerning the Corporation’s capital structure;

•	makes recommendations to the Board concerning an annual investment policy for the assets of the pension fund of the Corporation’s retirement plan and the engagement of firms of investment managers to manage designated portions of such assets within the framework of the investment policy; and

•	develops a process for reviewing the performance of the investment managers, receiving and reviewing reports on the investment performance and actuarial valuations of the pension fund and transmitting to the Board material information with regard thereto.

The Finance Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Audit Committee met eight times in 2004; at year-end its members were Jane Margaret O’Brien, Chair, Gene R. Carter, Burton M. Joyce (appointed January 2004) and J. Paul Reason. Harold W. Pote and George D. Johnson were members of the Committee until May 13, 2004. The Board has determined that all current members of the Audit Committee are independent (see “Director Independence” on page 25) and satisfy any additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission, and no member of the Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as such term is defined by rules of the Securities and Exchange Commission. This Committee:

•	assists Board oversight of the accuracy and integrity of the Corporation’s financial statements, financial reporting process and internal control systems;

•	has sole authority to engage the independent registered public accountants (subject to shareholder ratification), based on an assessment of their qualifications and independence, and pre-approves all services associated with their engagement;

•	evaluates the efforts and effectiveness of the Corporation’s independent registered public accounting firm and Internal Audit Department, including their independence and professionalism;

•	facilitates communication among the Board, the independent registered public accounting firm, the Corporation’s financial and senior management, and its Internal Audit Department;

•	assists Board oversight of the Corporation’s compliance with applicable legal and regulatory requirements; and

•	prepares the “Audit Committee Report” that Securities and Exchange Commission rules require be included in the Corporation’s annual proxy statement.

The Audit Committee is governed by a written charter adopted by the Committee and last approved by the Board on November 25, 2003. The Audit Committee last reviewed and reassessed the adequacy of the charter, with no changes being recommended, on November 22, 2004.

Audit Committee Report

The Audit Committee of the Board of Directors (“Committee”) has reviewed and discussed with management the Corporation’s audited financial statements for the year ended December 31, 2004.

The Committee has discussed with KPMG LLP, the independent registered public accounting firm for the Corporation, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Committee also has received and reviewed the written independence affirmation and disclosures from KPMG LLP and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation’s Annual Report for the year ended December 31, 2004, on Form 10-K filed with the Securities and Exchange Commission.

Jane Margaret O’Brien, Chair

Gene R. Carter, Member

Burton M. Joyce, Member

J. Paul Reason, Member

The Compensation Committee met six times in 2004; at year-end, its members were Gene R. Carter, Chair, Landon Hilliard, Burton M. Joyce, Jane Margaret O’Brien and Harold W. Pote. Effective January 1, 2005, the Board appointed Gene R. Carter, Chair, Burton M. Joyce, Jane Margaret O’Brien and Harold W. Pote as the members of the Committee. All members of the Compensation Committee are independent (see “Director Independence” on page 25). During 2004, this Committee:

•	considered and made recommendations to the Board concerning the Corporation’s executive compensation program, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•	reviewed and approved corporate goals and objectives relevant to the Chief Executive Officer’s compensation and considered and recommended to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•	considered and made recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plan of the Corporation, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan; and

•	produced a joint Compensation Committee report with the Performance-Based Compensation Committee on executive compensation as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement or annual report on Form 10-K.

Effective January 1, 2005, the Compensation Committee assumed the duties of the former Performance-Based Compensation Committee as well as certain duties related to administration of the Corporation’s defined benefit retirement plans, formerly duties of the Finance Committee. In addition to the duties described above, effective January 1, 2005, this Committee also:

•	considers and makes recommendations to the Board of Directors concerning the adoption and administration of any long-term incentive plan or other similar plan of the Corporation, including personnel eligible to participate and the method of calculating awards under any such plan;

•	oversees the employee retirement or investment plans and other qualified plans of the Corporation intended to provide retirement or post-retirement benefits; and

•	makes any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate.

The Compensation Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Performance-Based Compensation Committee met four times in 2004; at year-end, its members were Gene R. Carter, Chair, Burton M. Joyce, Jane Margaret O’Brien and Harold W. Pote. The Performance-Based Compensation Committee was dissolved by the Board effective January 1, 2005. During 2004, this Committee:

•	made awards and took other actions under the Long-Term Incentive Plan of Norfolk Southern Corporation and Participating Subsidiaries;

•	made any other compensation decisions for which it was desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Securities Exchange Act of 1934 or other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate; and

•	produced a joint Compensation Committee report with the Compensation Committee on executive compensation as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement or annual report on Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2004, the Corporation paid the law firm of Hunton & Williams, in which Mr. Baliles is a partner, for legal services. These fees were less than 0.1% of the gross revenues of Hunton & Williams for 2004.

The Corporation maintains various banking relationships with Brown Brothers Harriman & Co. (“Brown Brothers”), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Brown Brothers was paid fees for managing a portion of the assets of the Corporation’s pension fund and fees for brokerage and custodial services rendered to the Norfolk Southern Foundation in 2004. The total fees paid by the Corporation to Brown Brothers in 2004 were less than 0.1% of the gross revenues of Brown Brothers for fiscal year 2004.

COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2004 were Mr. Carter, Chair, Mr. Hilliard, Mr. Joyce, Ms. O’Brien and Mr. Pote. The members of the Performance-Based Compensation Committee during 2004 were Mr. Carter, Chair, Mr. Joyce, Ms. O’Brien and Mr. Pote. Other than Mr. Hilliard’s relationship with Brown Brothers (see above), there were no reportable business relationships between the Corporation and such individuals.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation in 2004 (together, the “Named Executive Officers”), for service in all capacities to the Corporation and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 2004, 2003, and 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Restricted Stock Awards[3] ($)	Securities Underlying Options[4] (#)	LTIP Payouts[5] ($)	All Other Compensation[6] ($)
David R. Goode Chairman and Chief Executive Officer	2004 2003 2002	1,000,000 1,000,000 970,833	2,000,000 1,672,000 883,944	587,901[7] 493,484[7] 932,322[7]	3,568,000 3,142,400 0	160,000 310,000 650,000	2,740,788 1,458,605 1,069,170	151,125 159,528 47,030

Charles W. Moorman President	2004 2003 2002	368,750 285,000 273,333	238,260 141,040 151,593	17,981 15,423 161,848	334,500 392,800 0	30,000 30,000 80,000	328,895 182,326 133,646	9,596 10,532 19,406

L. I. Prillaman Vice Chairman and Chief Marketing Officer	2004 2003 2002	575,000 525,000 481,250	718,750 548,625 292,119	83,451 75,366 287,313	1,115,000 982,000 0	50,000 80,000 200,000	877,052 364,651 267,293	59,924 48,882 28,027

Stephen C. Tobias Vice Chairman and Chief Operating Officer	2004 2003 2002	575,000 575,000 545,833	718,750 600,875 331,321	201,177 191,804 376,761	1,115,000 982,000 0	50,000 80,000 200,000	877,052 364,651 267,293	55,746 65,031 32,135

Henry C. Wolf Vice Chairman and Chief Financial Officer	2004 2003 2002	575,000 575,000 545,833	718,750 600,875 331,321	239,598 228,895 407,412	1,115,000 982,000 0	50,000 80,000 200,000	877,052 364,651 267,293	79,869 84,680 35,631

1Includes portion of any salary or bonus award elected to be received on a deferred basis.

2Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 2004, these amounts were: for Mr. Goode, $207,500; Mr. Moorman, $3,540; Mr. Prillaman, $32,511; Mr. Tobias, $147,637; and Mr. Wolf, $168,012. Includes tax absorption payments in 2003 and 2004 for payments made on behalf of the listed individuals for executive life insurance policies. Includes awards paid in 2002 under the NS Stock Unit Plan.

3Includes the value of Restricted Shares awarded pursuant to the Long-Term Incentive Plan based on the closing price of Common Stock on the dates of grant, February 3, 2003 and January 30, 2004. During the three-year restriction period, the holder of Restricted Shares receives any dividends paid on Common Stock. Also includes the value of Restricted Stock Units awarded pursuant to the Restricted Stock Unit Plan based on the closing price of Common Stock on the dates of grant, February 3, 2003 and January 30, 2004. During the three-year restriction period, the holder of a Restricted Stock Unit will receive a cash payment equivalent to any dividend paid on Common Stock. As of December 31, 2004, the aggregate value of all Restricted Shares held was: for Mr. Goode, $6,948,480; Mr. Moorman, $759,990; Mr. Prillaman, $2,171,400; Mr. Tobias, $2,171,400; and Mr. Wolf, $2,171,400. As of December 31, 2004, the aggregate value of all Restricted Stock Units held was: for Mr. Goode, $4,632,320; Mr. Moorman, $506,660; Mr. Prillaman, $1,447,600; Mr. Tobias, $1,447,600; and Mr. Wolf, $1,447,600.

4Options were granted without tandem Stock Appreciation Rights.

5Represents the value of the “earn out” pursuant to the performance share feature of the Corporation’s Long-Term Incentive Plan for periods ended December 31, 2004, 2003 and 2002 (for

2004, performance shares were earned for achievements in the three-year period 2002-2004; for 2003, performance shares were earned for achievements in the three-year period 2001-2003; and for 2002, for achievements in the three-year period 2000-2002).

6Includes for 2004 (i) contributions of $6,150 to the Corporation’s 401(k) plan on behalf of each of the Named Executive Officers and (ii) total premiums paid on behalf of each of the Named Executive Officers on individually-owned executive life insurance policies (converted from former “split dollar” life insurance policies): for Mr. Goode, $144,975; Mr. Moorman, $3,446; Mr. Prillaman, $53,774; Mr. Tobias, $49,596; and Mr. Wolf, $73,719.

7Includes personal use, as directed by resolution of the Board of Directors, of the Corporation’s aircraft valued at $169,516 for 2004; $108,532 for 2003; and $143,456 for 2002—calculated on the basis of the aggregate incremental cost of such use to the Corporation. Aggregate incremental cost is calculated as the average weighted cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs.

Long-Term Incentive Plan

The Corporation’s Long-Term Incentive Plan, as last approved by stockholders in 2001, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to directors, officers and other key employees of both the Corporation and certain of its subsidiaries.

The Performance-Based Compensation Committee of the Board of Directors (“Committee”) administered the Plan in 2004 and had sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan. Beginning January 1, 2005, the Compensation Committee of the Board of Directors administers the Plan. Except for capital adjustments such as a stock split, the option price may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless such repricing, modification or replacement is approved by the Corporation’s stockholders.

Stock Options

The following table sets forth certain information concerning the grant in 2004 of stock options under the Long-Term Incentive Plan to each Named Executive Officer:

Option/SAR* Grants in Last Fiscal Year

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted[1] (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price[2] ($ Per Share)	Expiration Date	Grant Date Present Value[3] ($)
D. R. Goode	160,000	3.49%	22.02	01/29/2014	1,481,600
C. W. Moorman	30,000	0.65%	22.02	01/29/2014	277,800
L. I. Prillaman	50,000	1.09%	22.02	01/29/2014	463,000
S. C. Tobias	50,000	1.09%	22.02	01/29/2014	463,000
H. C. Wolf	50,000	1.09%	22.02	01/29/2014	463,000

*No SARs were granted in 2004.

1These options (of which the first 4,541 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of January 30, 2004, and are exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options for five years in an amount equal to, and commensurate with, dividends paid on the Common Stock.

2The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.

3In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

The Black-Scholes model used the following measures and assumptions to calculate the present value of an option grant on the date of grant:

(a)	a stock volatility factor of .3218: volatility was determined by an outside compensation consultant using monthly data averaged over the 36-month period January 1, 2001, through December 31, 2003;

(b)	a dividend yield of 1.41%: yield was determined using monthly data averaged over the 36-month period January 1, 2001, through December 31, 2003;

(c)	a risk-free rate of return of 4.58% equal to the 10-year Treasury strip rate on December 31, 2003; and

(d)	that the option will be exercised during its ten-year term.

The foregoing produces a Black-Scholes factor of 0.4207 and a resulting present value of $9.26 for each share of Common Stock subject to the 2004 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term and (ii) the payment of dividend equivalents on unexercised options.

The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2004 and the number of unexercised options held by each as of December 31, 2004:

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End[1] ($)
			Exercisable*	Unexercisable	Exercisable	Unexercisable
D. R. Goode	395,000	4,125,947	2,620,000	160,000	37,785,067	2,282,400
C. W. Moorman	55,000	615,226	275,000	30,000	3,992,706	427,950
L. I. Prillaman	165,096	2,360,191	651,904	50,000	9,175,211	713,250
S. C. Tobias	37,500	259,189	802,000	50,000	11,752,194	713,250
H. C. Wolf	153,596	1,418,329	685,904	50,000	10,283,775	713,250

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.

1Equal to the mean of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 2004 ($36.2850), less the exercise prices of in-the-money options, multiplied by the number of such options.

Performance Share Units (“PSUs”)

The following table sets forth certain information concerning the grant in 2004 of PSUs under the Corporation’s Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to “earn out” or receive performance compensation at the end of a three-year performance cycle (2004-2006) based on the Corporation’s performance during that three-year period. Under the 2004 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for “earning out” up to one third of the total number of PSUs granted: (1) three-year average return on average capital invested (“ROACI”), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation Committee Report Concerning the 2004 Compensation of Certain Executive Officers under the caption, “Long-Term Incentive Compensation,” beginning on page 44.

Long-Term Incentive Plan—Awards in Last Fiscal Year

(Performance Share Units)

Name	Number of Shares, Units or Other Rights[1] (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold (#)	Target[2] (#)	Maximum (#)
D. R. Goode	160,000	01/01/04- 12/31/06	0	88,320	160,000
C. W. Moorman	15,000	01/01/04- 12/31/06	0	8,280	15,000
L. I. Prillaman	50,000	01/01/04- 12/31/06	0	27,600	50,000
S. C. Tobias	50,000	01/01/04- 12/31/06	0	27,600	50,000
H. C. Wolf	50,000	01/01/04- 12/31/06	0	27,600	50,000

1“Earn outs” may be satisfied in cash or in shares of Common Stock (or in some combination of the two).

2The Long-Term Incentive Plan does not provide a performance target for an “earn out” under this feature of the Plan; consequently, this column represents 55.2% of the maximum potential “earn out,” which, in accordance with applicable rules of the SEC, is the percentage actually “earned out” under the Plan at the end of the performance cycle which ended on December 31, 2003.

Restricted Shares

The Summary Compensation Table includes the value of Restricted Shares granted in January 2004 pursuant to the Long-Term Incentive Plan. Under the terms of the grant, the shares are subject to a three-year restriction period, during which the executive has voting power but not investment power over the shares. During the restriction period, the holder of the Restricted Shares receives dividends as paid on all shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION (as of Dec. 31, 2004)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders[1]	34,325,304	23.14[4]	13,854,425[5]

Equity compensation plans not approved by security holders[2]	5,123,563[3]	26.91[3]	2,990,928[6]

Total	39,448,867	23.66	16,845,353

1The Long-Term Incentive Plan, excluding five million shares for broad-based issuance to non-officers.

2The Long-Term Incentive Plan’s five million shares for broad-based issuance to non-officers, the Thoroughbred Stock Option Plan and the Directors’ Restricted Stock Plan.

3Includes options and performance share units granted under the Long-Term Incentive Plan on 1,896,863 shares for non-officers and options granted under the Thoroughbred Stock Option Plan.

4Calculated without regard to 2,592,000 outstanding performance share units.

5Of the shares remaining available for grant under plans approved by stockholders, 2,638,378 are available for grant as restricted shares or performance shares under the Long-Term Incentive Plan.

6Of the shares remaining available for grant under plans not approved by stockholders, 39,000 are available for grant as restricted stock under the Directors’ Restricted Stock Plan.

Norfolk Southern Corporation Long-Term Incentive Plan (“LTIP”)

See description on pages 7 – 16 of this Proxy Statement

Norfolk Southern Corporation Thoroughbred Stock Option Plan

The Board adopted the Norfolk Southern Corporation Thoroughbred Stock Option Plan (“TSOP”) on January 26, 1999, to promote the success of Norfolk Southern by providing an opportunity for nonagreement employees to acquire a proprietary interest in Norfolk Southern and thereby to provide an additional incentive to nonagreement employees to devote their maximum efforts and skills to the advancement, betterment, and prosperity of Norfolk Southern and its stockholders. The plan has not been approved by stockholders. Six million shares of authorized but unissued Common Stock were reserved for issuance under TSOP.

Active full-time nonagreement employees residing in the United States or Canada are eligible for selection to receive TSOP awards. Under TSOP, the Compensation Committee of the Board of Directors may grant non-qualified stock options and may establish such terms and conditions as provided in the plan.

The option price per share will not be less than 100% of the fair market value of Norfolk Southern’s Common Stock on the effective date the option is granted. All options are subject to a vesting period of at least one year, and the term of the option will not exceed ten years. TSOP specifically prohibits option repricing without stockholder approval, except for capital adjustments.

Norfolk Southern Corporation Directors’ Restricted Stock Plan

The Norfolk Southern Corporation Directors’ Restricted Stock Plan (“Plan”) was adopted on January 1, 1994, and is designed to increase ownership of Norfolk Southern’s Common Stock by its non-employee directors so as to further align their ownership interest in Norfolk Southern with that of stockholders. The Plan has not been approved by stockholders. Currently, a maximum of 66,000 shares of Corporation Common Stock may be granted under the Plan. To make the grants to eligible directors, Norfolk Southern purchases, through one or more subsidiary companies, the number of shares required in open-market transactions at prevailing market prices, or makes such grants from Common Stock already owned by one or more of Norfolk Southern’s subsidiary companies.

Only non-employee directors, who are not and never have been employees of Norfolk Southern, are eligible to participate in the Plan. Upon becoming a director, each eligible director receives a one-time grant of 3,000 restricted shares of Norfolk Southern Common Stock. No individual member of the Board exercises discretion concerning the eligibility of any director or the number of shares granted.

The restriction period begins on the date of the grant and ends on the earlier of death or six months after the eligible director ceases to be a director by reason of disability or retirement. Directors will forfeit the right to receive the restricted shares if they cease to serve as a director of Norfolk Southern for reasons other than their disability, retirement or death.

Pension Plans

The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation’s qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2004 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

PENSION PLAN TABLE

Estimated Annual Retirement Benefits

For Years of Service Indicated

	Years of Creditable Service
Remuneration	20	25	30	35	40
$ 300,000	$70,510	$90,357	$110,459	$130,751	$151,737
400,000	100,510	127,857	155,459	183,251	211,737
500,000	130,510	165,357	200,459	235,751	271,737
600,000	160,510	202,857	245,459	288,251	331,737
700,000	190,510	240,357	290,459	340,751	391,737
800,000	220,510	277,857	335,459	393,251	451,737
900,000	250,510	315,357	380,459	445,751	511,737
1,000,000	280,510	352,857	425,459	498,251	571,737
1,100,000	310,510	390,357	470,459	550,751	631,737
1,200,000	340,510	427,857	515,459	603,251	691,737
1,300,000	370,510	465,357	560,459	655,751	751,737
1,400,000	400,510	502,857	605,459	708,251	811,737
1,500,000	430,510	540,357	650,459	760,751	871,737
1,600,000	460,510	577,857	695,459	813,251	931,737
1,700,000	490,510	615,357	740,459	865,751	991,737
1,800,000	520,510	652,857	785,459	918,251	1,051,737
1,900,000	550,510	690,357	830,459	970,751	1,111,737
2,000,000	580,510	727,857	875,459	1,023,251	1,171,737
2,100,000	610,510	765,357	920,459	1,075,751	1,231,737
2,200,000	640,510	802,857	965,459	1,128,251	1,291,737
2,300,000	670,510	840,357	1,010,459	1,180,751	1,351,737
2,400,000	700,510	877,857	1,055,459	1,233,251	1,411,737
2,500,000	730,510	915,357	1,100,459	1,285,751	1,471,737
2,600,000	760,510	952,857	1,145,459	1,338,251	1,531,737

Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

The Board of Directors approved on September 25, 2001, the Corporation’s entering into agreements with each of Messrs. Prillaman, Tobias and Wolf, providing enhanced pension benefits in exchange for each individual’s continued employment with the Corporation for an additional two years. These agreements were filed as an exhibit to the Corporation’s Report on Form 10-Q for the period ended September 30, 2001. Because Messrs. Prillaman, Tobias and Wolf remained employed with the Corporation through September 30, 2003, each has received an additional three years of creditable service and his benefit is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.

The respective five-year average compensation and approximate years of creditable service, as of January 1, 2005, for Mr. Goode and Mr. Moorman were: Mr. Goode, $2,116,441 and 39 years; Mr. Moorman, $487,345 and 32 years. The respective three-year average compensation and approximate years of creditable service (including the additional three years of service pursuant to the enhanced pension benefit agreements), as of January 1, 2005, for the other Named Executive Officers were: Mr. Prillaman, $979,907 and 38 years; Mr. Tobias, $1,071,953 and 38 years; Mr. Wolf, $1,071,953 and 35 years.

Change-in-Control Arrangements

In May 1996, the Board of Directors approved the Corporation’s entering into change-in-control agreements (“Agreements”) with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside legal counsel to the Corporation, were first filed as an exhibit to the Corporation’s Report on Form 10-Q for the period ended June 30, 1996, and refiled as an exhibit to the Corporation’s 2001 Annual Report on Form 10-K, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

These Agreements are terminable by either the Corporation or a covered employee on twenty-four months’ notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement’s being terminated.

Generally, these Agreements provide for (a) severance compensation payments equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers’ Deferred Compensation Plan or a successor plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation’s retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus be approved by stockholders.

JOINT COMMITTEE REPORT CONCERNING

THE 2004 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

This Report describes Norfolk Southern Corporation’s Executive Officer compensation philosophy, the components of its compensation program and the manner in which 2004 compensation determinations were made for the Corporation’s Chairman and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the “Named Executive Officers”) whose 2004 compensation is reported in the Summary Compensation Table of this Proxy Statement.

The Board’s Compensation Committee and its Performance-Based Compensation Committee (“PBC Committee”) were composed entirely of directors who were not also officers of the Corporation and met, respectively, six times and four times during 2004. Among other things, the Compensation Committee was responsible in 2004 for recommending to the Board the salaries of Executive Officers and administering the Corporation’s annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan). The PBC Committee was responsible for administering the Restricted Stock Unit Plan and the Long-Term Incentive Plan, as amended and last approved by stockholders at their May 2001 Annual Meeting, which authorizes awards of stock options and performance share units and certain other equity-based incentive awards. Effective January 1, 2005, the Board dissolved the Performance-Based Compensation Committee and the Compensation Committee assumed the duties of the former PBC Committee.

BASE SALARY:    While the Board believes that a substantial portion of each Executive Officer’s total compensation should be “performance-based,” both it and the Compensation Committee seek to assure that the base salaries of the Executive Officers are competitive with those earned by individuals in comparable positions.

Specifically, the Compensation Committee compared Mr. Goode’s base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Performance Graph) and of other U.S. corporations of comparable size. The base salaries of the other Named Executive Officers—as well as all other Executive Officers of the Corporation—were evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of U.S. corporations of comparable size, including but not limited to those included in the S&P 500 Index and S&P 500 Railroad Index; both of these indices are included in the Performance Graph. These data were compiled by the Corporation’s Human Resources Department and by outside compensation consultants retained by the Committee. The Committee’s general intention is to set the base salaries of the Executive Officers around the 50th percentile of their peers in the respective groups with whom they are compared.

Mr. Goode discussed with the Committee the specific contributions and performance of each of the Executive Officers, including each of the Named Executive Officers. Based on such evaluations, comparative salary data and each Executive Officer’s performance in light of the length of service in his current position, Mr. Goode made base salary recommendations which were submitted for Committee and Board approval.

Mr. Goode made no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which was set by the independent members of the Board at a session without Mr. Goode present. The independent members of the Board determined Mr. Goode’s salary based on their assessment of the Corporation’s performance, including its total operating revenues and net income, and market considerations, and did not base its determination on the application of any specific formula. As noted, the Compensation Committee customarily seeks to set Mr. Goode’s base salary between the 25th and 50th percentile of the base salaries paid to chief executive officers of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chief executive officers of the other holding companies of Class I railroads. Mr. Goode’s base salary in 2004 remained between the 25th and the 50th percentile.

For 2004, Mr. Goode did not receive a salary increase, which maintained his base salary within the targeted range. This decision was made considering his annual and long-term compensation. In January 2004, the salaries of Mr. Prillaman and Mr. Moorman were increased based on their individual performance and the competitiveness of their compensation compared to executives holding similar positions in comparable organizations. In October 2004, Mr. Moorman received a salary increase upon his promotion to President, in recognition of his expanded duties and responsibilities. The base salaries of the other Named Executive Officers remained unchanged in 2004.

ANNUAL INCENTIVE COMPENSATION:    The Corporation provides annual incentive compensation through the Executive Management Incentive Plan (EMIP) which is designed and administered to ensure that a significant portion of each Executive Officer’s total annual cash compensation is based on the Corporation’s annual financial performance. Awards to Executive Officers, including Named Executive Officers, and to participants in the Corporation’s Management Incentive Plan (MIP) are paid, if at all, based on the Corporation’s performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the Compensation Committee not later than the end of the first month of each incentive year.

It is the Compensation Committee’s philosophy that, to the extent the Corporation achieves EMIP goals, the total of each Executive Officer’s base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less or no incentive pay.

Specifically, incentive pay opportunities for Mr. Goode were determined by the Compensation Committee by comparing Mr. Goode’s total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. Incentive pay opportunities for the other Executive Officers are determined annually by the Compensation Committee based on its review of the annual cash compensation of comparable positions at companies of comparable size, including but not limited to those identified in the Stock Performance Graph.

Using those criteria, in November 2003 the Compensation Committee set Mr. Goode’s target 2004 incentive opportunity at 200% of his 2004 base salary, Mr. Prillaman’s, Mr. Tobias’ and Mr. Wolf’s at 125% of their 2004 base salary and Mr. Moorman’s at 100% of his 2004 base salary. Upon his promotion to President in October 2004, the Committee set Mr. Moorman’s incentive opportunity at 150% of his base salary for the remainder of 2004. Actual payments, if any, are based on the extent to which established performance standards are achieved.

For 2004, Mr. Goode and all other Executive Officers earned EMIP awards and each of the other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 100% of that individual’s target incentive opportunity.

As a result, total 2004 cash compensation—2004 base salary and 2004 EMIP awards paid in 2005—earned by Mr. Goode was positioned at approximately the 75th percentile.

LONG-TERM INCENTIVE COMPENSATION:    For 2004, it was the Board’s and the PBC Committee’s belief that a substantial component of each Executive Officer’s total direct compensation should be based on and reflect the Corporation’s efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This objective was supported through the making of annual grants of stock options, performance share units, and restricted shares under the Long-Term Incentive Plan (LTIP) and restricted stock units under the Restricted Stock Unit Plan (RSUP) to each of the Corporation’s Executive Officers, including each of the Named Executive Officers.

These LTIP and RSUP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation’s stockholders. Specifically, LTIP is intended to provide Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership in the Corporation and RSUP is intended to reflect the total returns to stockholders without providing actual stock ownership. RSUP is intended to provide for the grant of restricted stock units whose value is measured by the fair market value of the Corporation’s common stock and which are payable in cash upon satisfaction of applicable restrictions.

In determining LTIP and RSUP awards, the PBC Committee considered the total direct compensation historically generated by long-term awards and the recipients’ other compensation (base salary, annual incentive compensation) as they relate to comparable positions in U.S. companies of comparable size. The mix of long-term awards varies from year to year to reflect the relative expected value of each type of award and certain other considerations. The number of stock options, performance share units, restricted shares and restricted stock units granted in 2004 was determined so as to place the total compensation of Mr. Goode and the Executive Officers, when corporate performance warranted, around the 75th percentile of total compensation for their respective peer groups.

At its January 2004 meeting, the PBC Committee granted stock options under LTIP to each of the Executive Officers, including each of the Named Executive Officers, and to other officers and key employees at an exercise price equal to the fair market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year vesting period has elapsed.

For all stock options granted in 2004 to the Executive Officers, for the first five (5) years following the date stock options are granted, the Corporation pays in cash to each Executive Officer dividend equivalents on unexercised options equal to the dividend paid on the Corporation’s Common Stock.

At the same January 2004 meeting, the PBC Committee granted performance share units under LTIP which provide the Executive Officers, including each of the Named Executive Officers and other recipients, the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation’s Common Stock, or in some combination thereof) during the first quarter of 2007. The number of performance share units actually payable to recipients is based on criteria specified in LTIP, last approved by stockholders at their May 2001 Annual Meeting—specifically, the Corporation’s three-year (i.e., 2004-2006) average Return on Average Capital Invested, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below. One-third of the performance share units granted in 2004 are available to be earned based on each of the three performance criteria.

2004-2006 Cycle Total Stockholder Return (“TSR”) vs. S&P 500		2004-2006 Cycle Return on Average Capital Invested (“ROACI”)
Three-Year Average TSR vs. S&P 500	Percentage of Performance Share Units Earned Out	Three-Year Average ROACI	Percentage of Performance Share Units Earned Out
90th percentile and above 80th 70th 60th 50th 40th 30th 25th and below	100% 90% 85% 80% 75% 50% 30% 0%	17 and above% 16% 15% 14% 13% 12% 11% 10% 9% 8% Below 8%	100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0%

2004-2006 Cycle Operating Ratio (“OpR”)
Three-Year NS Average OpR	Percentage of Performance Share Units Earned Out
75% or below 80% 85% 90% Above 90%	100% 75% 50% 25% 0%

Also at the January 2004 meeting, the PBC Committee granted restricted shares under LTIP to the Executive Officers, including each of the Named Executive Officers, and other recipients as designated by the Committee. The restricted shares are subject to a three-year restriction period, during which the holder has voting power but not investment power over the shares and receives dividends on the shares as declared on the Corporation’s Common Stock.

The PBC Committee also granted restricted stock units under the RSUP to Mr. Goode and each of the other Executive Officers, including each of the Named Executive Officers. The restricted stock unit awards were subject to a three-year restriction period, during which the Corporation pays in cash to each Executive Officer dividend equivalents on the restricted stock units equal to the dividend paid on the Corporation’s Common Stock.

For 2004, Mr. Goode was granted options (including 4,541 incentive stock options that may receive capital gains treatment) on 160,000 shares of common stock, 96,000 restricted shares, 64,000 restricted stock units and the opportunity to earn up to 160,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 4,541 incentive stock options that may receive capital gains treatment) on a total of 180,000 shares of common stock, 99,000 restricted shares, 66,000 restricted stock units and the opportunity to earn up to 165,000 performance shares.

In summary, the Compensation Committee and the PBC Committee believed that the compensation program for Executive Officers, including the Named Executive Officers, was designed to offer opportunities competitive with those of similar positions at comparable American corporations. More importantly, these Committees believed each Executive Officer’s compensation was appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation’s efficient use of assets, its profitability and the total returns to its stockholders.

Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain “non-performance based” compensation paid in a year to any of the Corporation’s Executive Officers. The Corporation’s executive compensation program has been carefully considered in light of the applicable tax rules. Accordingly, the Corporation amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of Section 162(m), and stockholders last approved the Plan in 2001. However, the Board and the Compensation Committee believe that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. The Compensation Committee reserves and will continue to exercise its discretion in this area so as to serve the best interests of the Corporation and its stockholders.

Compensation Committee

Gene R. Carter, Chair*

Burton M. Joyce, Member*

Jane Margaret O’Brien, Member*

Harold W. Pote, Member*

Landon Hilliard, Director**

*Member of the Performance-Based Compensation Committee during 2004.

**Mr. Hilliard was a member of the Compensation Committee, but not the Performance-Based Compensation Committee, during 2004. He is not currently a member of the Compensation Committee.

PERFORMANCE GRAPH*

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation’s Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1999, and ending December 31, 2004. These data are furnished by Bloomberg Financial Markets.

*Assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1999, and that all dividends were reinvested.

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation’s Bylaws. Any such proposal for the 2006 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in the Corporation’s proxy statement and form of proxy, it must be received no later than November 17, 2005; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation’s proxy materials), it must be received during the period that begins December 3, 2005, and ends February 11, 2006.

By order of the Board of Directors,
DEZORA M. MARTIN,
Corporate Secretary.

Exhibit A

NORFOLK SOUTHERN CORPORATION

LONG-TERM INCENTIVE PLAN

AS AMENDED SUBJECT TO STOCKHOLDER APPROVAL

The terms of this amended Long-Term Incentive Plan (“Plan”), as set forth below, are subject to approval by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum for the proposal is present.

Section 1.    PURPOSE

The purpose of the Plan, as amended, is to promote the success of Norfolk Southern Corporation (the “Corporation”) and to provide an opportunity for officers and other key employees of the Corporation and its Subsidiary Companies (as hereinafter defined) to acquire or increase a proprietary interest in the Corporation and thereby to provide an additional incentive to officers and other key employees to devote their maximum efforts and skills to the advancement, betterment, and prosperity of the Corporation and its shareholders. The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance share units, performance shares, shares of the Corporation’s common stock (restricted pursuant to the provisions of Section 9 of the Plan) and restricted stock units, in accordance with the terms and conditions set forth below. The Corporation intends that the Plan comply with the requirements of Internal Revenue Code Section 162(m) and applicable treasury regulations thereunder and intends that compensation paid under the Plan qualify as performance-based compensation under Code Section 162(m). Notwithstanding the preceding sentence, the Corporation reserves the right to pay compensation under the Plan that does not qualify as performance-based compensation under Code Section 162(m), as circumstances may warrant.

Section 2.    DEFINITIONS

The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

Award	Any one or more of the following: Incentive Stock Option; Non-qualified Stock Option; Stock Appreciation Right; Restricted Shares; Restricted Stock Units; Performance Share Units; and Performance Shares.

Beneficiary	The person or persons designated in writing by the Participant as his Beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a Beneficiary must be on file with the Corporation before the Participant’s death. Any such designation may be revoked and a new designation substituted therefor by the Participant at any time before his death without the consent of the previously designated Beneficiary.

Board of Directors	The Board of Directors of the Corporation.

Cash- Settled Stock Appreciation Rights	Stock Appreciation Rights settled in cash.

Code	The Internal Revenue Code of 1986, as amended from time to time.

Committee	The Compensation Committee or any other committee of the Board of Directors which is authorized to grant Awards under this Plan. The Committee must be composed solely of two or more outside directors, as defined under Code Section 162(m) and applicable regulations thereunder.

Common Stock	The Common Stock of the Corporation.

Disability	A disability that has enabled the Participant to receive a disability benefit under the Long-Term Disability Plan of the Corporation or a long-term disability plan of a Subsidiary Company (whichever is applicable), as amended from time to time, for a period of at least three months.

Executive Officers	Officers designated by the Board of Directors as “Executive Officers” for purposes of Section 16 of the Securities Exchange Act of 1934.

Exercise Gain Shares	With respect to a Stock Appreciation Right, all of the shares of Common Stock received upon exercise of the Stock Appreciation Right.

With respect to an Option, the portion of the shares of Common Stock received upon exercise of the Option equal to the excess of the Fair Market Value, as of the exercise date, over the Option price, multiplied by the number of shares purchased under the Option on the exercise date, divided by such Fair Market Value, and rounded down to the nearest whole number of shares.

Fair Market Value	The value of Common Stock on a particular date as measured by the mean of the high and low prices at which it is traded on such date as reported in the Composite Transactions for such date by Bloomberg L.P., or its successor, on its internet-based service, or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

Incentive Stock Option	An Option that complies with the terms and conditions set forth in Section 422(b) of the Code and is designated by the Committee as an Incentive Stock Option.

Non-Qualified Stock Option	An Option granted under the Plan other than an Incentive Stock Option.

Option	Any option to purchase Common Stock granted pursuant to the provisions of Section 6 or Section 7 of the Plan.

Optionee	A Participant who is the holder of an Option.

Participant	Any officer or key employee of the Corporation or a Subsidiary Company selected by the Committee to participate in the Plan and any non-employee director of the Corporation.

Performance Cycle	The period of time, designated by the Committee, over which Performance Shares may be earned.

Performance Criteria	One or more, or any combination, of the following business criteria, selected by the Committee, which may be applied on a corporate, department or division level: earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow and free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures); customer satisfaction measures; working capital measures; cost control measures; total shareholder return measures; and safety measures.

Performance Criteria Weighting Percentage	The percentage weighting accorded to each Performance Criterion (or each combination thereof) selected by the Committee. The total of the Performance Criteria Weighting Percentages for any type of Award shall equal one hundred percent (100%).

Performance Goal	The specific target set by the Committee for each selected Performance Criterion (or each combination thereof). A Performance Goal may be set solely with respect to the Corporation’s performance, or as compared to the performance of a published or special index deemed applicable by the Committee, including but not limited to the Standard & Poor’s 500 Stock Index or an index based on a group of comparative companies.

Performance Shares	Shares of Common Stock granted pursuant to Section 11 of the Plan, which may be made subject to the restrictions and other terms and conditions prescribed in Section 11 of the Plan.

Performance Share Units	Contingent rights to receive Performance Shares pursuant to Section 11 of the Plan.

Restricted Shares	Shares of Common Stock granted pursuant to Section 9 of the Plan and subject to the restrictions and other terms and conditions set forth therein.

Restricted Stock Unit	Contingent rights, granted pursuant to Section 10 of the Plan, to receive Restricted Stock Unit Shares or cash payment for the Fair Market Value of shares of Common Stock, subject to the restrictions and other conditions set forth herein. Each Restricted Stock Unit shall equal the Fair Market Value of one share of Common Stock.

Restricted Stock Unit Shares	Shares of Common Stock issued as payment for Restricted Stock Units pursuant to Section 10 of the Plan, which may be made subject to the restrictions and other terms and conditions prescribed in Section 10 of the Plan.

Restriction Period	A period of time not less than thirty-six (36) nor more than sixty (60) months, to be determined within those limits by the Committee in its sole discretion, commencing on the date as of which Restricted Shares or Restricted Stock Units are granted, during which the restrictions imposed by paragraphs (b) and (c) of Section 9 or paragraphs (b) and (c) of Section 10 of the Plan shall apply. The Committee shall determine whether to impose a Restriction Period and the length of the Restriction Period at the time that the Restricted Shares or Restricted Stock Units are granted. Such Restriction Period, if any, shall be incorporated in the Restricted Share Agreement or Restricted Stock Unit Agreement setting forth the grant. Under Sections 9 and 10 of this Plan, the Committee may, in its discretion, provide that the Restriction Period shall expire upon the earlier achievement of Performance Goals.

Retirement	Retirement from the Corporation and all Subsidiary Companies pursuant to the provisions of the Retirement Plan of the Corporation or a retirement plan of a Subsidiary Company (whichever is applicable), as amended from time to time.

Share Retention Agreement	An agreement entered into pursuant to Section 12 of the Plan.

Stock Appreciation Right	The right, granted pursuant to the provisions of Section 8 of the Plan, to receive Exercise Gain Shares or a payment equal to the excess, if any, of the Fair Market Value of Common Stock on the exercise date over the Fair Market Value of the Common Stock on the grant date, as specified in Section 8 of the Plan.

Stock- Settled Stock Appreciation Rights	Stock Appreciation Rights paid out in Exercise Shares.

Subsidiary Company	A corporation of which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Corporation.

Section 3.    ADMINISTRATION

The Plan shall be administered by the Committee, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion, except as may be delegated to the Corporation’s chief executive officer as provided herein, from time to time to construe and interpret the Plan; to select the officers, key employees and non-employee directors who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; in connection with the merger or consolidation of the Corporation, to give a Participant an election to surrender an Award in exchange for the grant of a new Award; to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other actions it may deem necessary or advisable for the implementation and administration of the Plan. The Committee in its sole discretion may delegate authority to the Corporation’s chief executive officer to select the officers and key employees who shall be granted Awards under the Plan (provided, however, that only the Committee shall grant Awards to the chief executive officer and Executive Officers); to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; and to authorize the grant of such Awards pursuant to the Plan, in which case the chief executive officer shall have the full and complete authority to act on the Committee’s behalf to the extent so delegated. The Committee, or the chief executive officer to the extent as may be delegated by the Committee (hereinafter, the term “Committee” shall include reference to the chief executive officer to the extent of any such delegation), may authorize the grant of more than one type of Award, and Awards subject to differing terms and conditions, to any eligible Participant. The Committee’s decision to authorize the grant of an Award to a Participant at any time shall not require the Committee to authorize the grant of an Award to that Participant at any other time or to any other Participant at any time; nor shall its determination with respect to the size, type, or terms and conditions of the Award to be granted to a Participant at any time require it to authorize the grant of an Award of the same type or size or with the same terms and conditions to that Participant at any other time or to any other Participant at any time. The Committee shall not be precluded from authorizing the grant of an Award to any eligible Participant solely because the Participant previously may have been granted an Award of any kind under the Plan.

All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation or administration of the Plan.

Section 4.    ELIGIBILITY

To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time salaried officer or key employee of the Corporation, or of a Subsidiary Company, and must reside in the United States or Canada, on the date on which the Committee authorizes the grant to such individual of an Award. A non-employee director shall be eligible to participate in the Plan if he or she is a director of the Corporation and is not a full-time salaried employee of the Corporation or a Subsidiary Company on the date on which the Committee authorizes the grant of an Award to non-employee directors.

Section 5.    SHARES AVAILABLE

Effective May 10, 2001, an additional 30,000,000 shares of Common Stock were approved for issuance pursuant to the Plan, and no more than 6,000,000 of such additional shares could be awarded as Restricted Shares or Performance Shares. Subject to approval of the Plan, as hereby amended, by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation, at which a quorum for the proposal is present, not more than 8,500,000 of the shares remaining available for issuance under the Plan on the date of such approval may be awarded as Restricted Shares, Performance Shares or Restricted Stock Unit Shares. Such shares shall be provided from shares of Common Stock authorized but not issued. Stock Appreciation Rights to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of Exercise Gain Shares issued upon settlement of the Stock Appreciation Right. Any shares of Common Stock which were subject to an Option, a Performance Share Unit, or a Restricted Stock Unit and which were not issued as Common Stock prior to the expiration of the Award shall thereafter again be available for award under the Plan. Any shares of Common Stock which were subject to a Stock Appreciation Right to be settled in shares of Common Stock shall again be available for award under the Plan after expiration or forfeiture of an Award. Upon the forfeiture of any Restricted Shares, the forfeited shares of Common Stock shall thereafter be available for award under the Plan. Notwithstanding any other provision to the contrary, no Participant may be awarded a grant in any one year, which, when added to any other grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units and Performance Share Units in the same year, shall exceed 1,500,000 shares of Common Stock. If an Option is canceled, the canceled Option continues to count against the maximum number of shares for which Options may be granted to a Participant in any year. The settlement in cash of Restricted Stock Units, Performance Share Units and Stock Appreciation Rights shall not be counted against the total number of shares available under this Section 5 for issuance under the Plan.

Section 6.    INCENTIVE STOCK OPTIONS

(a)    General – The Committee may authorize the grant of Incentive Stock Options subject to the terms and conditions set forth in this Section 6. The grant of an Incentive Stock Option shall be evidenced by a written Stock Option Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Incentive Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. The issuance of shares of Common Stock pursuant to an Incentive Stock Option also shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 12 of the Plan.

Except for adjustments pursuant to Section 14 of the Plan, the Option Price for any outstanding Incentive Stock Option granted under the Plan may not be decreased after the date the Option is granted, nor may an outstanding Option be modified or replaced if the effect would be to reduce the Option Price, unless such repricing, modification or replacement is approved by the vote of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present.

(b)    Option Price - The Committee shall determine the Option price for each share of Common Stock purchased under an Option, but, subject to the provisions of Section 14 of the Plan, in no event shall the Option price be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Option is granted.

(c)    Duration of Options - The Committee shall fix the term or duration of Options, provided that such term shall not exceed ten (10) years from the date the Option is granted, and that such term shall be subject to earlier termination pursuant to the provisions of paragraph (g) of this Section 6 or paragraph (e) of Section 8 of the Plan.

(d)    Non-Transferability of Options - Options are not transferable other than by will or the applicable laws of descent and distribution following the death of the Optionee. Options may be exercised during the lifetime of the Optionee only by him, and following his death only by his Beneficiary.

(e)    Exercise of Options - The Committee shall determine the time or times at which Options may be exercised; provided that such time or times shall not occur before the latest of:

(i)  the first anniversary of the date on which the Option was granted; and

(ii)  the effectiveness of any registration statement required to be filed under the Securities Act of 1933 for the registration of the Common Stock to be issued upon exercise of the Option.

(f) Payment of Option Price - The purchase price of Common Stock upon exercise of an Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash or, at the discretion of the Committee and subject to any limitations or requirements that the Committee may adopt, by the surrender to the Corporation of shares of previously acquired Common Stock, which have been held by the Optionee for at least twelve (12) months and which shall be valued at Fair Market Value on the date that the Option is exercised, or, at the discretion of the Committee, by a combination of cash and such Common Stock.

(g) Termination of Options - No Option shall be exercisable after it expires. Each Option shall expire upon the earliest of:

(i)  the expiration of the term for which the Option was granted;

(ii)  (A) Except as otherwise provided by the Committee, in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated due to Retirement, Disability or death, the expiration of thirty-six (36) months after such termination of employment, or

(B) in the case of an Optionee whose employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, at the close of business on the last day of active service by the Optionee with the Corporation or a Subsidiary Company, or

(C) in the case of an Optionee who is granted a leave of absence, if the Optionee’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at the close of business on the last day of employment with the Corporation or a Subsidiary Company, or

(iii)  in connection with a merger or consolidation of the Corporation, with the Optionee’s consent, the grant of a new Award to replace the Option.

(h) Limitation on Exercisability - The aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options (granted on or after January 1, 1987) are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000, as adjusted under Code Section 422(d)(1) and corresponding Treasury Regulations.

(i)  Order of Exercise - As used in paragraph (h) of this Section 6, the term Incentive Stock Option shall mean an option to purchase stock which is granted pursuant to the provisions of this Plan or of any other plan of the Corporation or of a parent or subsidiary corporation (as defined by Section 424(f) of the Code) and which complies with the terms and conditions set forth in Code Section 422(b).

Section 7.    NON-QUALIFIED STOCK OPTIONS

The Committee may authorize the grant of Non-Qualified Stock Options subject to the terms and conditions specified in this Section 7. The grant of a Non-Qualified Stock Option shall be evidenced by a written Non-Qualified Stock Option Agreement between the Corporation and the Optionee, setting forth the number of shares of Common Stock subject to the Non-Qualified Stock Option evidenced thereby and the terms, conditions, and restrictions applicable thereto. Non-Qualified Stock Options granted pursuant to the provisions of this Section 7 shall be subject to the terms, conditions, and restrictions set forth in paragraphs (a) through (g) of Section 6 of the Plan. The limitations set forth in paragraph (h) of Section 6 of the Plan shall not apply to Non-Qualified Stock Options. The issuance of shares of Common Stock pursuant to a Non-Qualified Stock Option also shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 12 of the Plan.

Section 8.    STOCK APPRECIATION RIGHTS

(a) General - The Committee may grant a Stock Appreciation Right to a Participant in connection with an Option, or portion thereof, or on a stand alone basis, as determined by the Committee, subject to the terms and conditions set forth in this Section 8. If granted in connection with an Option, the Stock Appreciation Right may be granted at the time of grant of the related Option and shall be subject to the same terms and conditions as the related Option, except as this Section 8 may otherwise provide. If granted in connection with an Option, the Stock Appreciation Right shall be evidenced either by provisions in the Stock Option Agreement evidencing the related Option or by a written Stock Appreciation Right Agreement between the Corporation and the Optionee, identifying the related Option, specifying the number of shares of Common Stock subject thereto and setting forth the terms and conditions applicable to the Stock Appreciation Right. If granted on a stand alone basis, the Stock Appreciation Right shall be evidenced by provisions of a written Stock Appreciation Right Agreement between the Corporation and the Participant. The Committee may grant Cash-Settled Stock Appreciation Rights or Stock-Settled Stock Appreciation Rights as shall be set forth in an Option Agreement or Stock Appreciation Right Agreement. Cash-Settled Stock Appreciation Rights shall be granted with fixed payment dates.

(b) Exercise – If granted in connection with an Option, a Stock Appreciation Right shall be exercisable only at such time or times, to such extent, and by such persons, as the Option to which it relates shall be exercisable. If granted on a stand alone basis, a Stock Appreciation Right shall be exercisable only at such time or times, to such extent, and by such persons, as shall be set forth in the Stock Appreciation Right Agreement.

Stock Appreciation Rights shall be subject to the following restrictions:

(i) the Stock Appreciation Right may not be exercised before the expiration of one (1) year from the date on which it was granted; provided, however, that this subparagraph (i) shall not apply if the death or Disability of the Optionee occurs within one (1) year after the grant of the Stock Appreciation Right; and,

(ii) a Stock Appreciation Right granted in connection with an Incentive Stock Option may not be exercised on any date on which the Fair Market Value of a share of Common Stock is less than or equal to the Option price per share under the related Incentive Stock Option.

A Stock Appreciation Right shall be exercised by providing the Corporation with a written notice in such form and containing such information (including the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised) as the Committee may specify. If the Stock Appreciation Right was granted in connection with an Option, the Participant must surrender the related Option, or the portion thereof pertaining to the shares with respect to which the Stock Appreciation Right is exercised, and the date on which the Corporation receives such notice shall be the date on which the related Option, or portion thereof, shall be deemed surrendered and the Stock Appreciation Right shall be deemed exercised.

(c) Payment - Upon the proper exercise of a Stock-Settled Stock Appreciation Right granted on a stand alone basis, a Participant shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value of a share of Common Stock on the grant date, multiplied by the number of Stock-Settled Stock Appreciation Rights surrendered in connection with the exercise of the Stock Appreciation Right.

Upon the proper exercise of a Stock-Settled Stock Appreciation Right granted in connection with an Option, an Optionee shall be entitled to receive Exercise Gain Shares equal to the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right. The Exercise Gain Shares shall be subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 12 of the Plan.

Upon the proper exercise of a Cash-Settled Stock Appreciation Right granted on a stand alone basis, a Participant shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Fair Market Value on the grant date, multiplied by the number of Cash-Settled Stock Appreciation Rights surrendered for settlement.

Upon the proper exercise of a Cash-Settled Stock Appreciation Right granted in connection with an Option, an Optionee shall be entitled to receive cash equal to the value of the number of shares of Common Stock that have an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option price per share of the related Option, multiplied by the number of shares covered by the related Option, or portion thereof, surrendered in connection with the exercise of the Stock Appreciation Right.

(d) Termination of Right - A Stock Appreciation Right granted in connection with an Option shall expire, unless previously exercised or canceled, upon the expiration of an Option to which it relates, or upon such time as may be set forth in a Stock Appreciation Right Agreement. A Stock Appreciation Right granted on a stand alone basis shall be subject to the termination provisions set forth in paragraph (g) of Section 6 for Options and shall expire, unless previously exercised or cancelled, at such time as may be set forth in a Stock Appreciation Right Agreement.

(e) Effect of Exercise - A Stock Appreciation Right shall be canceled when, and to the extent that, it or a related Option is exercised, and an Option shall be canceled when, and to the extent that, the Option is surrendered to the Corporation upon the exercise of a related Stock Appreciation Right.

Section 9.    RESTRICTED SHARES

(a) General - The Committee, in its sole discretion, may from time to time authorize the grant of Restricted Shares to a Participant pursuant to a Restricted Share Agreement. A certificate or certificates representing the number of Restricted Shares granted shall be registered in the name of the Participant. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (d) or paragraph (e) of this Section 9, the certificate or certificates shall be held by the Corporation for the account of the Participant, and the Participant shall have beneficial ownership of the Restricted Shares, including the right to receive dividends on, and the right to vote, the Restricted Shares.

(b) Performance Goal Requirement – The Committee may determine, in its sole discretion, that a Participant’s entitlement to Restricted Shares shall be subject to achievement of a specified Performance Goal or Goals during the Restriction Period. If so, the Committee shall select the Performance Criteria, the Performance Goal for each Performance Criteria or each combination thereof, and the Performance Criteria Weighting Percentage for each Performance Goal or each combination thereof within ninety (90) days of the commencement of the Restriction Period. The Committee may also determine that the Restriction Period shall expire upon achievement of established Performance Goals prior to the established end of the Restriction Period. At such time as the Committee certifies that the Performance Goals have been achieved, the Committee shall authorize delivery, within two and one-half months after the end of year in which it makes such a certification, of Restricted Shares (or such percentage of the Restricted Shares as equal the Percentage of Performance Goals that have been achieved) for which the Restriction Period has expired. If the Restricted Shares are subject to the achievement of Performance Goals, such Restricted Shares shall be forfeited to the extent Performance Goals are not achieved.

For Restricted Share subject to the achievement of performance goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, reduce the number of Restricted Shares deliverable to any such Executive Officer by between 0% and 100%, based on the individual’s performance. For Restricted Share not subject to the achievement of performance goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, adjust the number of Restricted Shares deliverable to any such Executive Officer by between 0% and 125%, based on the individual’s performance. The Corporation’s chief executive officer may review the individual performance of any Participant other than an Executive Officer and may, at his discretion, adjust the number of Restricted Shares deliverable to any such Participant by between 0% and 125%, based on the individual’s performance.

(c) Restrictions – Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph (d) or paragraph (e) of this Section 9, Restricted Shares shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

(i) the Participant shall not be entitled to receive the certificate or certificates representing the Restricted Shares;

(ii) the Restricted Shares may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and

(iii) the Restricted Shares may be forfeited as provided in paragraphs (b) or (e) of this Section 9, subject to the provisions of paragraph (f) of this Section 9.

(d) Distribution of Restricted Shares – Subject to the provisions of paragraph (g) of this Section 9, if a Participant to whom Restricted Shares have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Restricted Shares shall lapse, and the certificate or certificates representing the shares of Common Stock that were earned pursuant to paragraph (b) of this Section 9 shall be delivered to the Participant.

(e) Termination of Employment - If the employment of a Participant is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Restricted Shares shall be forfeited immediately and all rights of the Participant with respect to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit any rights with respect to any Restricted Shares subject to the Restriction Period, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at which time the shares shall be forfeited immediately and all rights of the Participant with respect to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period and no Performance Goals have been imposed, the restrictions on the Restricted Shares shall lapse upon the expiration of the Restriction Period and delivery of the Restricted Shares shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, at the end of the Restriction Period; if Performance Goals have been imposed, the restrictions on the Restricted Shares shall lapse upon and to the extent that the Committee certifies that Performance Goals have been achieved and delivery of the Restricted Shares shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, in accordance with paragraph (b) or (g) of this Section 9, as applicable.

(f) Waiver of Restrictions - The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Shares. Notwithstanding any waiver, any delivery of Restricted Shares may not be made earlier than delivery would have been made absent such waiver of restrictions.

(g) Expiration of Restriction Period Upon Achievement of Performance Goals - If the Restriction Period expires due to the achievement of Performance Goals, distribution of Restricted Shares must be made no later than two and one-half months after the end of the year in which the Committee certified that the Performance Goals have been achieved.

Section 10.    RESTRICTED STOCK UNITS

(a) General - The Committee, in its sole discretion, may from time to time authorize the grant of Restricted Stock Units (“Units”) to a Participant pursuant to Restricted Stock Unit Agreement. Such Units shall be recorded in individual memorandum accounts maintained by the Committee or its agent. The grant of Restricted Stock Units shall entitle the Participant to payment in Restricted Stock Unit Shares or cash, as provided for in the Restricted Stock Unit Agreement. The Participant shall have no beneficial ownership interest in the Common Stock represented by the Units and no right to receive a certificate representing shares of Restricted Stock Unit Shares prior to expiration of the Restriction Period and achievement of any Performance Goals. The Participant shall have no right to vote the Common Stock represented by the Units or to receive dividends (except for any dividend equivalent payments which may be awarded by the Committee in connection with such Units) on the Common Stock represented by the Units. The grant of Units shall be evidenced by a Restricted Stock Unit Agreement between the Corporation or Subsidiary Company and the Participant, identifying the number of Units awarded, and setting forth the terms and conditions applicable to the Units.

(b) Performance Goal Requirement – The Committee may determine, in its sole discretion, that a Participant’s entitlement to payment in cash or Restricted Stock Unit Shares for Restricted Stock Units shall be subject to achievement of a specified Performance Goal or Goals over the duration of the Restriction Period. If so, the Committee shall select the Performance Criteria, the Performance Goals or each combination thereof, and the Performance Criteria Weighting Percentage for each Performance Goal or each combination thereof within ninety (90) days of the commencement of the Restriction Period. The Committee may determine that the Restriction Period shall expire upon achievement of established Performance Goals prior to the established end of the Restriction Period. At such time, as the Committee certifies that the Performance Goals have been achieved, the Committee shall authorize settlement of Units in cash or Restricted Stock Unit Shares within two and one-half months after the end of the year in which it makes such certification. Such settlement shall be based on the Fair Market Value on the date all applicable restrictions lapse (or such percentage of the value of the Restricted Stock Units as equal the percentage of Performance Goals that have been achieved) for which the Restriction Period has expired. If the settlement of Restricted Stock Units is subject to the achievement of Performance Goals, such Restricted Stock Units shall be forfeited to the extent Performance Goals are not achieved.

For Restricted Stock Units subject to the achievement of performance goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, reduce the cash settlement or number of Restricted Stock Unit Shares delivered for the Restricted Stock Units granted to any such Executive Officer by between 0% and 100%, based on the individual’s performance. For Restricted Stock Units not subject to the achievement of performance goals, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, adjust the cash settlement or number of Restricted Stock Unit Shares delivered for the Restricted Stock Units granted to any such Executive Officer by between 0% and 125%, based on the individual’s performance. The Corporation’s chief executive officer may review the individual performance of any Participant other than an Executive Officer and may, at his discretion, adjust the cash settlement or number of Restricted Stock Unit Shares delivered for the Restricted Stock Units granted to any such Participant by between 0% and 125%, based on the individual’s performance.

(c) Restrictions - Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraphs (d) or (e) of this Section 10, Units shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

(i) the grant of Units to a Participant shall not entitle a Participant to receive cash payment or Restricted Stock Unit Shares;

(ii) the Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and,

(iii) the Units may be forfeited immediately as provided in paragraph (e) of this Section 10, subject to the provisions of paragraph (f) of this Section 10.

(d) Distribution of Restricted Stock Units - If a Participant to whom Units have been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Units shall lapse, and the Units shall be settled in cash or in Restricted Stock Unit Shares, based on Fair Market Value on the date all applicable restrictions lapse.

(e) Termination of Employment - If the employment of a Participant is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Units shall be forfeited immediately and all rights of the Participant with respect to such units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit all rights with respect to any units subject to the Restriction Period, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at which time all rights of the Participant with respect to such units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. If the Participant’s employment is terminated by reason of the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period and no Performance Goals have been imposed, the restrictions on the Restricted Stock Units shall lapse upon the expiration of the Restriction Period and settlement of Restricted Stock Units shall be made at the end of the Restriction Period to the Participant, or his Beneficiary in the event of the Participant’s death; if Performance Goals have been imposed, the restrictions on the Restricted Stock Units shall lapse upon and to the extent that the Committee certifies that Performance Goals have been achieved and settlement of the Restricted Stock Units shall be made to the Participant, or the Participant’s Beneficiary in the event of the Participant’s death, in accordance with paragraph (b) or (g) of this Section 10, as applicable.

(f) Waiver of Restrictions - The Committee, in its sole discretion, may waive any or all restrictions with respect to Units. Notwithstanding any waiver, any settlement of Units may not be made earlier than delivery would have been made absent such waiver of restrictions.

(g) Expiration of Restriction Period Upon Achievement of Performance Goals - If the Restriction Period expires due to the achievement of Performance Goals, settlement in cash must be made no later than two and one-half months after the end of the year in which the Committee certifies that the Performance Goals have been achieved.

Section 11.    PERFORMANCE SHARES

The Committee, in its sole discretion, may from time to time authorize the grant of Performance Share Units to a Participant. Performance Share Units shall entitle the Participant to Performance Shares (or cash in lieu thereof) upon the achievement of Performance Goals. The Committee shall select the Performance Criteria, set the Performance Goals and assign Performance Criteria Weighting Percentages to each Performance Criteria or each combination thereof within ninety (90) days of the commencement of the Performance Cycle. At such time as the Committee certifies, after the end of the Performance Cycle, that the Performance Goals have been achieved, the Committee shall authorize the payment of cash in lieu of Performance Shares or the issuance of Performance Shares registered in the name of the Participant (or such percentage of the value of the Performance Shares as equal the percentage of Performance Goals that have been achieved), subject to the provisions of any Share Retention Agreement that may be required by the Committee under Section 12 of the Plan, or both. Settlement in cash or issuance of Performance Shares shall be made no later than two and one-half months after the end of the year in which the Committee certifies that the Performance Goals have been achieved.

(a) Individual Performance Reviews - In addition, the Committee may review the individual performance of any of the Corporation’s Executive Officers and may, at its discretion, reduce the cash settlement or number of Performance Shares deliverable to any such Executive Officer by between 0% and 100%, based on the individual’s performance. The Corporation’s chief executive officer may review the individual performance of any Participant other than an Executive Officer and may, at his discretion, adjust the cash settlement or number of Performance Shares deliverable to any such Participant by between 0% and 125%, based on the individual’s performance.

(b) Distribution or Forfeiture of Performance Shares - If the Participant’s employment with the Corporation or a Subsidiary Company is terminated before the end of a Performance Cycle for any reason other than Retirement, Disability, or death, the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant is granted a leave of absence before the end of a Performance Cycle, the Participant shall not forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, at which time the Participant shall forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle. If the Participant’s employment is terminated before the end of a Performance Cycle by reason of Retirement, Disability, or death, the Participant’s rights with respect to any Performance Shares being earned during the Performance Cycle shall, subject to the other provisions of this Section 11, continue as if the Participant’s employment had continued through the end of the Performance Cycle.

Section 12.    SHARE RETENTION AGREEMENTS

(a) General - The Committee, in its sole discretion, may require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Participant and the Corporation enter into a Share Retention Agreement, which shall provide that the certificate or certificates representing any Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, or Performance Shares, when issued, shall be held by the Secretary of the Corporation for the benefit of the Participant until such time as the retention period specified by the Share Retention Agreement has expired or has been waived by the Committee, whichever occurs first. Each Share Retention Agreement may include some or all of the terms, conditions and restrictions set forth in paragraphs (b) through (g) of this Section 12.

(b) Retention Period - Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, and Performance Shares that are subject to the Share Retention Agreement may not be sold, transferred, assigned, pledged, conveyed, hypothecated or otherwise disposed of within such period of time, of not less than twenty-four (24) months and not more than sixty (60) months following the exercise date (in the case of Exercise Gain Shares) or the date of issuance (in the case of Restricted Shares, Restricted Stock Unit Shares, or Performance Shares), as shall be prescribed by the Committee.

(c) Tax Absorption Payment - The Corporation may make a cash payment at any time prior to or simultaneously with settlement or payment of an Award, either directly to the Participant or on the Participant’s behalf, in an amount that the Committee estimates to be equal (after taking into account any Federal and state taxes that the Committee estimates to be applicable to such cash payment) to any additional Federal and state income taxes that are imposed upon the Participant as a result of the issuance of the Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, or Performance Shares that are subject to the Share Retention Agreement. In determining the amount to be paid pursuant to this paragraph (c), the Committee may adopt such methods and assumptions as it considers appropriate, and it shall not be required to examine the individual tax liability of each Participant who has entered into a Share Retention Agreement.

(d) Termination of Employment - If a Participant’s employment with the Corporation or a Subsidiary Company is terminated for any reason other than Retirement, Disability, or death, Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, or Performance Shares subject to the Share Retention Agreement shall continue to be held, following the Participant’s termination of employment, until the expiration of the retention period specified by the Share Retention Agreement. If the Participant’s employment is terminated by reason of Retirement or Disability, Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, and Performance Shares then held subject to the Share Retention Agreement shall continue to be held until the expiration of the applicable retention period following termination of employment, but any such retention period shall cease upon the earlier of the Participant’s attainment of age 65 or the expiration of two (2) years after the Participant’s Retirement or Disability, if either of those events occurs before the expiration of the applicable retention period. If the Participant dies while Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, or Performance Shares are subject to a retention period under the Share Retention Agreement, such retention period shall expire immediately at the time of death.

(e) Leave of Absence - If a Participant is granted a leave of absence, Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares, or Performance Shares subject to the Share Retention Agreement shall continue to be held during the leave of absence, until the expiration of the retention period specified by the Share Retention Agreement.

(f) Change in Control - Upon a Change in Control, the retention periods specified by all Share Retention Agreements shall immediately expire.

A Change in Control shall occur if:

(i) any person, other than the Corporation or a Subsidiary Company or any employee benefit plan sponsored by the Corporation or a Subsidiary Company, shall become the beneficial owner of, or obtain voting control over, 20% or more of the Corporation’s outstanding Common Stock;

(ii) the stockholders of the Corporation shall approve (A) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities, or other property, other than a merger of the Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

(iii) there shall have been a change in the composition of the Board of Directors such that within any period of two (2) consecutive years or less individuals who at the beginning of such period constituted such Board, together with any new directors whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period, shall for any reason no longer constitute a majority of the directors of the Corporation.

If the expiration of a Share Retention Agreement pursuant to this paragraph (e) causes a Participant to be subject to an excise tax under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), the Corporation shall make a cash payment, either directly to the Participant or on the Participant’s behalf, in an amount that the Committee estimates to be equal (after taking into account any Federal and state taxes, including interest and penalties, that the Committee estimates to be applicable to the additional cash payment) to the additional Excise Tax imposed on the Participant as a result of the expiration of the Share Retention Agreement. In determining the amount to be paid pursuant to this subparagraph, the Committee may adopt such methods and assumptions as it considers appropriate, and it shall not be required to examine the individual tax liability of each Participant to whom this subparagraph applies.

(g) Waiver of Requirements - The Committee, in its sole discretion, may waive any or all retention periods or other restrictions in the Share Retention Agreement.

(h) Distribution of Shares - The Secretary of the Corporation shall promptly distribute the certificate or certificates representing the Exercise Gain Shares, Restricted Shares, Restricted Stock Unit Shares or Performance Shares subject to a Share Retention Agreement upon expiration of the retention period or other termination or waiver of the restrictions under this Section 12.

Section 13.    DIVIDEND EQUIVALENT PAYMENTS

The Committee may authorize the immediate payment of dividend equivalents on some or all of the shares of Common Stock covered by Options in an amount equal to, and commensurate with, dividends declared by the Board of Directors and paid on Common Stock. The Committee may authorize the immediate or deferred payment of dividend equivalents on some or all of the shares of Common Stock covered by Performance Share Units and Restricted Stock Units. Dividend equivalents payable on Option shares or on Performance Share Units under this Section 13 may be paid in cash or in Common Stock at the discretion of the Committee. Dividend equivalents payable on Restricted Stock Units under this Section 13 may be paid in cash or converted to additional Restricted Stock Units, at the discretion of the Committee. The Committee may authorize the immediate payment of dividend equivalents under this Section 13 with respect to any Option for all or some portion of its term by including a specific provision, authorizing such immediate payment, in the Incentive Stock Option Agreement required under Section 6(a) of the Plan or the Non-qualified Stock Option Agreement required under Section 7 of the Plan. The Committee may authorize the immediate or deferred payment of dividend equivalents under this Section 13 with respect to any Performance Share Unit for all or some portion of its term as a term and condition of the Performance Share Unit grant. The Committee may authorize the immediate or deferred payment of dividend equivalents under this Section 13 with respect to any Restricted Stock Unit for all or some portion of its term as a term and condition of the Restricted Stock Unit Agreement, by including a specific provision, authorizing such payment, in the Restricted Stock Unit Agreement required under Section 10 of the Plan. Notwithstanding the above, dividend equivalent payments shall not be made during a Participant’s leave of absence. Any dividend equivalent payment is required to be paid in a manner that complies with Code Section 409(A).

Section 14.    NON-COMPETE COVENTANT

The Committee, in its sole discretion, may require as a condition of a grant, exercise, settlement or payment with respect to any Award under the Plan that the Award shall be subject to immediate forfeiture, and all rights of the Participant to such Award shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company, if the Participant Engages in Competing Employment (as defined in this Section 14 of the Plan) for a specified period of time following termination of employment. The terms of such a non-compete covenant shall be as set forth in the agreement or grant providing the terms of an Award and are incorporated herein by reference.

For purposes of the provision, “Engages in Competing Employment” shall mean to work for or provide services for any Competitor, on the Participant’s own behalf or in the service of or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner, joint venturer, or employee, at any time during the specified period commencing on the date of his or her termination of employment (including Retirement). “Competitor” shall mean any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

Section 15.    CAPITAL ADJUSTMENTS

In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of shares of Common Stock authorized for the Plan and in the annual limitation imposed by Section 5 of this Plan; and the Committee may make appropriate adjustments in the number of shares subject to outstanding Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, or Performance Share Unit grants, and in the Option price of any then outstanding Options, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants. To the extent required to prevent the treatment of any Award as deferred compensation under Code Section 409A, the Committee will follow the requirements of Code Section 424 and related Treasury Regulations.

Section 16.    REGULATORY APPROVALS

The exercise of each Option and Stock Appreciation Right, and the grant or distribution of Restricted Shares, Restricted Stock Units and Performance Shares, shall be subject to the condition that if at any time the Corporation shall determine in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration, or qualification of any shares of Common Stock upon any securities exchange or under any Federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise, grant, or distribution, then in any such event such exercise, grant, or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

Section 17.    TERM OF THE PLAN

(a) Term of the Plan - Awards may be granted from time to time under the terms and conditions of the Plan, but no Incentive Stock Option may be granted after the expiration of ten (10) years from the date of adoption of the Plan, as hereby amended, by the Board of Directors; provided, that any future amendment to the Plan that is approved by the stockholders of the Corporation in the manner provided under paragraph (a) of this Section 17 shall be regarded as creating a new Plan, and an Incentive Stock Option may be granted under such new Plan until the expiration of ten (10) years from the earlier of the approval by the Board of Directors, or the approval by the stockholders of the Corporation, of such new Plan. Incentive Stock Options theretofore granted may extend beyond the expiration of that ten-year period, and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired upon the subsequent exercise of an Incentive Stock Option or related Stock Appreciation Right.

Section 18.    AMENDMENT OR TERMINATION OF THE PLAN

The Corporation may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, through resolution of its Board of Directors, provided that no change in any Awards theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant’s consent, and provided further, that no alteration or amendment may be made without the approval of the holders of a majority of the Common Stock then outstanding and entitled to vote if such stockholder approval is necessary to comply with the requirements of any rules promulgated under Section 16 of the Securities Exchange Act of 1934 or such other Federal or state laws or regulations as may be applicable. Notwithstanding this provision, the settlement of Cash Settled Stock Appreciation Rights may not occur before the fixed payment date upon the amendment or termination of the Plan.

Section 19.    MISCELLANEOUS

(a) Fractional Shares - The Corporation shall not be required to issue or deliver any fractional share of Common Stock upon the exercise of an Option or Stock Appreciation Right, the award of Performance Shares, the payment of a dividend equivalent in Common Stock pursuant to Section 12 of the Plan or the withholding of shares of Common Stock for payment of taxes required to be withheld, but may pay, in lieu thereof, an amount in cash equal to the Fair Market Value of such fractional share.

(b) Withholding - The Corporation and its Subsidiary Companies shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to a Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan, and to the extent any such withholding requirements are not satisfied, each Participant shall pay to the Corporation any Federal, state or local taxes of any kind required by law to be withheld with respect to Awards under the Plan. The Corporation shall have the right to withhold shares of Common Stock, including fractional shares, from payment as necessary to satisfy any withholding obligations, but may only withhold the minimum number of shares necessary to do so. If fractional shares are withheld, any remaining fractional shares shall be paid in cash to the Participant as provided under paragraph (a) of this Section 20.

(c) Stockholder Rights - No person shall have any rights of a stockholder by virtue of an Option, Stock Appreciation Right, or Performance Share Unit except with respect to shares of Common Stock actually issued to him, and the issuance of shares of Common Stock shall confer no retroactive right to dividends.

(d) No Contract of Employment - This Plan shall not be deemed to be an employment contract between the Corporation or any Subsidiary Company and any Participant or other employee. Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

(e) Unfunded Plan - Except as may otherwise be provided in the Plan, the Plan shall be unfunded. Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Options, Stock Appreciation Rights, Performance Share Units, or Restricted Stock Units, and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under an Option, Stock Appreciation Right, Performance Share Unit, or Restricted Stock Unit. Any liability of the Corporation to pay any Participant or Beneficiary with respect to an Option, Stock Appreciation Right, Performance Share Unit, or Restricted Stock Unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

(f) Applicable Law - The Plan, its validity, interpretation, and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

(g) Gender and Number - Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.

Exhibit B

NORFOLK SOUTHERN CORPORATION

EXECUTIVE MANAGEMENT INCENTIVE PLAN

AS AMENDED SUBJECT TO STOCKHOLDER APPROVAL

The terms of this amended Plan, as set forth below, are subject to approval by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present for the proposal.

Section I.    PURPOSE OF THE PLAN

It is the purpose of the Norfolk Southern Corporation Executive Management Incentive Plan (“Plan”) to enhance increased profitability for Norfolk Southern Corporation (“Corporation”) by rewarding certain officers elected by the Board of Directors of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass financial objectives. The Corporation intends that the Plan comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and intends that compensation paid under the Plan qualify as performance-based compensation under Code Section 162(m).

Section II.    ADMINISTRATION OF THE PLAN

The Compensation Committee or any other committee of the Board of Directors of Norfolk Southern Corporation which is authorized to determine bonus awards under the Plan (“Committee”) shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan. The Committee shall be comprised solely of two or more Outside Directors (as defined in Treasury Regulation § 1.162-27(e)(3)).

No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group. An executive must reside in the United States or Canada in order to participate in the Plan.

Section III.    ESTABLISHMENT OF PERFORMANCE STANDARDS

Within the first 90 days of an incentive year, the Committee shall establish:

A.	The Incentive Groups for the incentive year, which Groups shall consist of Board-elected officers at the level of Vice President and above,

B.	The bonus level for each Incentive Group for the incentive year, and

C.	The performance standard or standards for the Corporation for the incentive year. The performance standards shall be based on one or more, or any combination, of the following business criteria, selected by the Committee, which may be applied on a corporate, department or division level: earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation’s Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; economic value added measures; and safety measures. If the Committee establishes performance standards using more than one of the aforesaid business criteria, the Committee shall assign a weighting percentage to each business criterion or combination thereof; the sum of the weighting percentages shall equal 100%.

The Committee may establish performance standards solely with respect to the Corporation’s performance without regard to the performance of other Corporations or indices, or by comparison of the Corporation’s performance to the performance of a published or special index deemed applicable by the Committee including but not limited to, the Standard & Poor’s 500 Stock Index or an index based on a group of comparative companies.

Section IV.    TYPE OF INCENTIVE BONUS

On or before a date which shall not be later than the date that is six months prior to the last day of the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is performance-based compensation, as defined in Code Section 409A, and which shall not be later than the last day of the year prior to the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is not performance-based compensation, as defined in Code Section 409A, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. A participant shall be permitted to defer only 25%, 50%, 75% or 100% of the bonus for any incentive year. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or his or her beneficiary, as hereinafter defined on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the Norfolk Southern Corporation Executives’ Deferred Compensation Plan (and such deferrals will be governed by the provisions of that plan) on or before March 1 of the year following the incentive year and the remainder, if any, shall be distributed in cash to the participant or his or her beneficiary on or before March 2 of the year following the incentive year.

Failure on the part of the participant to elect a deferral by the date specified, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

Section V.    BONUS AWARDS

At the end of the incentive year, the Committee shall certify in writing to what extent the performance standards established pursuant to Section III have been achieved during the incentive year and shall determine the Corporate Performance Factor based on such achievement. In determining the Corporate Performance Factor, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the Corporate Performance Factor shall be excluded, and which would have the effect of increasing the Corporate Performance Factor shall be included, unless the Committee shall determine otherwise.

A participant’s bonus award shall be determined by multiplying the Corporate Performance Factor by the participant’s bonus level, with the result multiplied by the participant’s total salary paid during the incentive year. The bonus award payable to a participant for an incentive year shall not exceed three tenths of one percent (0.3%) of the Corporation’s income from railway operations for the incentive year. The Committee may review the performance of any of the Corporation’s Covered Employees, as defined in Code Section 162(m), and may, at its discretion, reduce the bonus award of any such Covered Employee between 0% and

100%, based on the individual’s performance. The Corporation’s chief executive officer may review the performance of any participant who is not a Covered Employee and may, at his discretion, adjust the bonus award of any such participant between 0% and 125%.

If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase “total salary paid during the incentive year” means base salary paid to the participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month or payroll period in which employment terminates but excludes any cash paid with respect to such participant’s unused vacation. No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.

Section VI.    NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.

Section VII.    AMENDMENT TO AND TERMINATION OF PLAN

Norfolk Southern Corporation reserves the right at any time by a resolution duly adopted by its Board of Directors to amend this Plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a participant or beneficiary of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.

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Norfolk Southern Corporation recommends a vote FOR the following items:

		For	Withhold	Exceptions*
		All	For All				For	Against	Abstain
1.	ELECTION OF DIRECTORS	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as auditors.	☐	☐	☐
	Nominees – 2008:
	1. Gerald L. Baliles, 2. Gene R. Carter, 3. Charles W. Moorman, IV, 4. J. Paul Reason				3.	Approval of the Norfolk Southern Corporation Long-Term Incentive Plan, as amended.	☐	☐	☐
	Exceptions
	*(Instructions: To withhold authority to vote for individual nominee(s), mark the “Exceptions” box and write the name(s) on the following blank line; proxy will be voted FOR remaining nominees.)				4.	Approval of the Norfolk Southern Corporation Executive Management Incentive Plan, as amended.	☐	☐	☐

	In addition, in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.					To change your address, please mark this box			☐

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
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NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David R. Goode, Landon Hilliard and Harold W. Pote, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Roper Performing Arts Center, 340 Grandy Street, Norfolk, Virginia, on Thursday, May 12, 2005, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 17, 2005, and to transact such other business as properly may come before such meeting(s).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG AS AUDITORS, AMENDMENT OF THE LONG-TERM INCENTIVE PLAN AND AMENDMENT OF THE EXECUTIVE MANAGEMENT INCENTIVE PLAN.

(Continued, and to be MARKED, DATED AND SIGNED on the other side)

NORFOLK SOUTHERN CORPORATION
P.O. BOX 11145
NEW YORK, N. Y. 10203-0145